Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

among

CHIRON HOLDINGS, INC.,

CHIRON MERGER SUB, INC.

and

KINETIC CONCEPTS, INC.

Dated as of July 12, 2011

i

(Continued)

(Continued)

(Continued)

INDEX OF DEFINED TERMS

Acceptable Confidentiality Agreement	Section 6.5(a)
Acquisition Proposal	Section 6.5(d)(i)
affiliate	Section 9.3(a)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.5(e)(ii)
Anti-Takeover Statute	Section 3.16
Antitrust Law	Section 9.3(b)
Articles of Incorporation	Section 3.2(a)
Base Premium	Section 6.7(c)
beneficially owned	Section 9.3(c)
Book-Entry Shares	Section 2.5(b)
Business Day	Section 9.3(d)
Bylaws	Section 3.2(a)
Call Options	Section 3.3(a)
Certificate of Merger	Section 1.3
Certificates	Section 2.5(b)
CFIUS	Section 3.5(b)
Change of Recommendation	Section 6.5(e)(i)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.2(c)
Company	Preamble
Company Board	Recitals
Company Common Stock	Section 2.1(a)
Company Disclosure Schedule	Article III
Company Employees	Section 3.10(a)
Company Plan	Section 3.10(a)
Company Recommendation	Section 3.4(b)
Company Requisite Vote	Section 3.4(a)
Company Securities	Section 3.3(a)
Company Stock Option	Section 2.2(a)
Company Stock Plans	Section 2.2(a)
Competent Authority	Section 9.3(e)
Competing Business	Section 4.12
Confidentiality Agreement	Section 6.4
Contract	Section 3.5(a)
control	Section 9.3(f)
Convertible Note Consideration	Section 2.4
Convertible Notes	Section 9.3(g)
Convertible Notes Indenture	Section 6.13(a)
Credit Agreement	Section 9.3(h)
Debt Financing	Section 4.7
Debt Financing Agreements	Section 6.15(b)
Debt Financing Commitments	Section 4.7
Dissenting Shares	Section 2.1(d)
DTC	Section 2.5(c)
DTC Payment	Section 2.5(c)
Effective Time	Section 1.3
email	Section 9.2
Environmental Laws	Section 3.18
Environmental Permits	Section 3.18
Equity Financing	Section 4.7
Equity Financing Commitments	Section 4.7
ERISA	Section 3.10(a)

EUMR	Section 7.1(b)
Exchange Act	Section 3.5(b)
Excluded Party	Section 6.5(d)(ii)
External Event	Section 6.5(e)(i)
FCPA	Section 3.25
FDA	Section 9.3(i)
FDA Laws	Section 9.3(j)
Financial Advisor	Section 3.21
Financing	Section 4.7
Financing Commitments	Section 4.7
Foreign Benefit Plans	Section 3.10(l)
Foreign Merger Control Laws	Section 3.5(b)
Foreign Regulatory Entity	Section 9.3(k)
GAAP	Section 3.7(b)
Go-Shop Period	Section 6.5(a)
Governmental Entity	Section 3.5(b)
Governmental Programs	Section 3.26(b)
Hazardous Materials	Section 3.18
Healthcare Governmental Entity	Section 9.3(l)
Healthcare Law	Section 9.3(m)
HSR Act	Section 3.5(b)
Indemnified Parties	Section 6.7(a)
Intellectual Property	Section 9.3(n)
Investors	Recitals
knowledge	Section 9.3(o)
law	Section 9.3(p)
Leased Real Property	Section 3.13
Licenses	Section 3.6(b)
Liens	Section 3.13
Marketing Period	Section 6.15(b)
Material Adverse Effect	Section 9.3(q)
Material Contract	Section 3.19(a)
Measurement Date	Section 3.3(a)
Merger	Recitals
Merger Consideration	Section 2.1(a)
Merger Sub	Preamble
No-Shop Period Start Date	Section 6.5(b)
Notice of External Event	Section 6.5(h)
Notice of Superior Proposal	Section 6.5(h)
Notified Body	Section 9.3(r)
NYSE	Section 3.5(b)
OFAC	Section 3.25
Order	Section 7.1(c)
Parent	Preamble
Parent Disclosure Schedule	Article IV
Parent Fee	Section 8.5(c)
Parent Material Adverse Effect	Section 4.1(a)
Parent Plan	Section 6.6(b)
Parent Related Parties	Section 8.5(d)
Paying Agent	Section 2.5(a)
Payment Fund	Section 2.5(a)
PBGC	Section 3.10(f)
Permitted Liens	Section 9.3(s)
person	Section 9.3(t)

v

INDEX OF DEFINED TERMS

(Continued)

Personal Information	Section 3.26(f)
Preferred Stock	Section 3.3(a)
Privacy Policy	Section 3.26(f)
Private Programs	Section 3.26(b)
Proxy Statement	Section 3.15
Registrations	Section 9.3(u)
Representatives	Section 6.5(a)
Required Financial Information	Section 6.15(c)
Restricted Share	Section 2.2(b)
RSU	Section 2.2(c)
Sarbanes-Oxley Act	Section 3.7(c)
SEC	Section 3.7(a)
SEC Reports	Section 3.7(a)
Securities Act	Section 3.7(a)
Shareholders Meeting	Section 6.2

Shares	Section 2.1(a)
Significant Subsidiaries	Section 9.3(v)
subsidiary, subsidiaries	Section 9.3(w)
Superior Proposal	Section 6.5(d)(iii)
Surviving Corporation	Section 1.1
Tax Return	Section 9.3(x)
Taxes	Section 9.3(y)
TBOC	Recitals
Termination Date	Section 8.2(a)
Termination Fee	Section 8.5(b)
Voting and Support Agreement	Recitals
Voting Shareholders	Recitals
WARN	Section 5.1(o)
Warrants	Section 3.3(a)
willful and intentional breach	Section 8.5(a)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of July 12, 2011 (this Agreement”), among Chiron Holdings, Inc., a Delaware corporation (“Parent”), Chiron Merger Sub, Inc., a Texas corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and Kinetic Concepts, Inc., a Texas corporation (the “Company”).

WHEREAS, the board of directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, unanimously (i) determined that it is in the best interests of the Company and the shareholders of the Company to enter into this Agreement with Parent and Merger Sub providing for, among other things, the merger (the “Merger”) of Merger Sub with and into the Company, with the Company continuing as the Surviving Corporation (as defined herein), in accordance with the Texas Business Organizations Code (the “TBOC”), (ii) approved this Agreement and the transactions contemplated hereby in accordance with the TBOC and (iii) adopted a resolution recommending that this Agreement and the transactions contemplated hereby be approved by the shareholders of the Company;

WHEREAS, (i) the respective board of directors of Parent and Merger Sub has each unanimously determined that it is advisable and in the best interests of Parent and Merger Sub and their respective shareholders to enter into this Agreement, and the board of directors of each of Parent and Merger Sub has approved this Agreement and the transactions contemplated hereby and (ii) Parent, in its capacity as the sole shareholder of Merger Sub, has approved and adopted this Agreement and the transactions contemplated hereby;

WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Parent and Merger Sub have delivered to the Company the Equity Financing Commitments, pursuant to which Apax Europe VII-A, L.P., Apax Europe VII-B, L.P., Apax Europe VII-1, L.P., Apax US VII, L.P., Port-aux-Choix Private Investments Inc. and CPP Investment Board (USRE V) Inc. (collectively, the “Investors”) have, subject to the terms and conditions set forth therein, committed to provide funds to Parent and Merger Sub for the purpose of financing the equity portion of the financing for the transactions contemplated hereby and the payment of any amounts payable by Parent in the event of a termination of this Agreement pursuant to the terms of this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to, and inducement of, the willingness of Parent and Merger Sub to enter into this Agreement, James R. Leininger, Cecelia Anne Leininger and J&E Investments, L.P. (collectively, the “Voting Shareholders”) have executed and delivered a voting and support agreement (the “Voting and Support Agreement”) pursuant to which such Voting Shareholders have agreed to, among other things, vote in favor of approval of this Agreement subject to the terms and conditions set forth therein.

NOW, THEREFORE, in consideration of the foregoing and in consideration of the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, each of Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the TBOC, Merger Sub shall be merged with and into the Company at the Effective Time. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) as a wholly owned subsidiary of Parent.

Section 1.2 Closing. Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York, at 10:00 a.m. local time, on the second (2nd) Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as the Company and Parent shall agree. Notwithstanding the immediately preceding sentence, if the Marketing Period has not ended prior to the time of the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), then the Closing shall occur instead on the Business Day following the satisfaction or waiver of such conditions that is the earlier to occur of (a) any Business Day before or during the Marketing Period as may be specified by Parent on no less than two (2) Business Days’ prior written notice to the Company and (b) the final day of the Marketing Period, or at such other place, date and time as the Company and Parent shall agree. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.

Section 1.3 Effective Time. Prior to the Closing Date, Parent and the Company shall prepare, and upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties hereto shall file, a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Texas, in such form as required by, and executed in accordance with, the relevant provisions of the TBOC. The Merger shall become effective at such date and time as the Certificate of Merger is filed with the Secretary of State of the State of Texas or at such later time (or subsequent date and time) as Parent and the Company shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the TBOC. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation without any transfer or assignment having occurred and all claims, obligations, debts, liabilities and duties of the Company and Merger Sub shall become the claims, obligations, debts, liabilities and duties of the Surviving Corporation.

Section 1.5 Articles of Incorporation; Bylaws.

(a) Subject to Section 6.7(b), at the Effective Time, the amended and restated articles of incorporation of the Company shall be amended so that it reads in its entirety as the form of the certificate of formation of Merger Sub as in effect immediately prior to the execution of this Agreement, except that the name of the Surviving Corporation shall be “Kinetic Concepts, Inc.”, and, as so amended, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable law.

(b) At the Effective Time, and without any further action on the part of the Company or Merger Sub, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time shall, by virtue of the Merger, be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the articles of incorporation of the Surviving Corporation and as provided by applicable law.

Section 1.6 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors and assigns are duly elected and qualified, or their earlier death, resignation or removal. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office until the earlier of their death, resignation or removal in accordance with the Surviving Corporation’s articles of incorporation and bylaws.

ARTICLE II

EFFECTS OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT

CORPORATIONS

Section 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a) Each share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (whether or not subject to restrictions) (“Shares”), other than any shares of Company Common Stock described in Section 2.1(b) and any Dissenting Shares, shall be converted into the right to receive $68.50 in cash (the “Merger Consideration”) payable to the holder thereof, without interest, in the manner provided in Section 2.5. All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1 shall be automatically cancelled and shall cease to exist and the holders of certificates which immediately prior to the Effective Time represented such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration. If, between the date of this Agreement and the Effective Time, there is any change in the number of outstanding Shares as a result of a reclassification, recapitalization, stock split, stock dividend, subdivision, combination or exchange of shares with respect to, or rights issued in respect of, Shares, the Merger Consideration shall be equitably adjusted accordingly, without duplication, to provide to the holders of Shares the same economic effect as contemplated by this Agreement prior to such event;

(b) Each Share held by the Company as treasury stock and each Share (or other equity securities of the Company) owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent immediately prior to the Effective Time (other than Shares held on behalf of third parties) shall be cancelled and shall cease to exist without any conversion thereof and no payment of Merger Consideration shall be made with respect thereto, and any Shares owned by any wholly owned subsidiary of the Company shall not represent the right to receive the Merger Consideration and shall, at the election of Parent, either (i) convert into shares of a class of common stock of the Surviving Corporation designated by Parent in connection with the Merger or (ii) be cancelled;

(c) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation and, together with any Shares that were converted into shares of common stock of the Surviving Corporation pursuant to Section 2.1(b), shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

(d) Notwithstanding any other provision contained in this Agreement, Shares that are issued and outstanding as of the Effective Time and that are held by a shareholder who has not voted such Shares in favor of the Merger and who is entitled to demand and properly demands the fair value of such Shares pursuant to, and who complies in all respects with (and has otherwise taken all of the steps required by) Subchapter H of Chapter 10 of the TBOC to properly exercise and perfect such shareholder’s rights of dissent and appraisal (“Dissenting Shares”) shall be deemed to have ceased to represent any interest in the Surviving Corporation as of the Effective Time and shall be entitled to those rights and remedies set forth in Subchapter H of Chapter 10 of the TBOC; provided, however, that in the event that a shareholder of the Company fails to perfect, withdraws or otherwise loses any such right or remedy granted by the TBOC, the Shares held by such shareholder shall be converted into and represent only the right to receive the Merger Consideration specified in Section 2.1(a) of this Agreement. The Company shall give Parent (i) prompt notice of any written notices to exercise dissenters’ rights in respect of any Shares, attempted withdrawals of such notices, and any other instruments served pursuant to applicable law that are received by the Company with respect to shareholders’ rights of dissent and appraisal and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands for payment of fair value under the TBOC. The Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle any such demands for payment of fair value under the TBOC.

Section 2.2 Stock Options, Restricted Shares, RSUs.

(a) Immediately prior to the Effective Time, unless otherwise agreed between Parent and any individual holder, each then-outstanding option to purchase Shares (a “Company Stock Option”) granted under any director or employee stock option or compensation plan or arrangement of the Company (collectively, the “Company Stock Plans”), whether or not vested or exercisable, shall become fully vested and exercisable as of, and contingent upon, the Effective Time, and shall thereupon be converted into the right to receive, and cancelled in consideration for the payment, at or promptly after the Effective Time, of, an amount in cash equal to the product of (i) the excess, if any, of the Merger Consideration over the applicable exercise price per Share of such Company Stock Option and (ii) the number of Shares such holder had the right to purchase if such Company Stock Options were fully vested and such holder had exercised such Company Stock Option in full immediately prior to the Effective Time. Any such Company Stock Options that have an exercise price per Share which is greater than the Merger Consideration shall be cancelled without further payment.

(b) Immediately prior to the Effective Time, each then-outstanding share of restricted Company Common Stock issued under the Company Stock Plans (each, a “Restricted Share”) shall, unless otherwise agreed in writing between Parent and an individual holder, to the extent not previously earned and vested, contingent upon the Effective Time, be deemed fully earned and vested, and the Surviving Corporation shall pay to each grantee of each Restricted Share, at or promptly after the Effective Time, an amount in cash equal to the Merger Consideration for each such Restricted Share.

(c) Immediately prior to the Effective Time, each then-outstanding restricted stock unit (“RSU”) shall, to the extent not previously earned and vested, contingent upon the Effective Time, unless otherwise agreed in writing between Parent and an individual holder, be deemed fully earned and vested as if the applicable target performance goals had been met (with the balance of the then unvested RSUs being cancelled), and the Surviving Corporation shall pay to each grantee of each such vested RSU, at or promptly after the Effective Time, an amount in cash equal to the Merger Consideration for each such RSU; provided, however, that notwithstanding anything herein to the contrary, all amounts payable in respect of a RSU will be paid in accordance with the terms of the Company Stock Plans and the applicable award agreement, to the extent (A) necessary to avoid the imposition of any additional Taxes or penalties in respect thereof pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or (B) required under a payment election made by an individual award holder in respect of the applicable RSU.

(d) Unless a later time for payment is expressly provided in this Section 2.2 or is otherwise agreed to in writing between Parent and an individual holder, the Surviving Corporation shall pay the holders of Company Stock Options, Restricted Shares and RSUs the cash payments described in this Section 2.2 promptly after the Effective Time, but in any event not later than the second (2nd) Business Day after the Effective Time.

(e) Prior to the Effective Time, the Company, the Company Board and the applicable committee(s) administering the Company Stock Plans, as applicable, shall use reasonable best efforts (including adopting any required resolutions) to effect the provisions of this Section 2.2.

Section 2.3 Employee Stock Purchase Plan. Prior to the Effective Time, in accordance with the terms of the 2004 Employee Stock Purchase Plan, (i) the administrator thereof shall determine the date on which the then-current offering period, if any, shall terminate; and (ii) accumulated payroll deductions on such date shall be used to purchase the applicable number of shares. The 2004 Employee Stock Purchase Plan shall terminate immediately following the Effective Time. Notwithstanding anything to the contrary set forth herein, the Company shall take all further actions to ensure that a new offering period does not begin following the date of this Agreement.

Section 2.4 Treatment of Convertible Notes. Pursuant to the terms of the Convertible Notes Indenture, after the Effective Time, each holder of the Convertible Notes, to the extent such holder has not exercised its right to require the Surviving Corporation to repurchase such holder’s Convertible Notes in accordance with the terms of the Convertible Notes and the Convertible Notes Indenture, will be entitled to convert such holder’s Convertible Notes into the right to receive an amount in cash for each $1,000 principal amount of Convertible Notes held by such holder equal to the product of (a) the Merger Consideration and (b) 19.4764 (plus the increase in the conversion rate as determined based on the make whole table set forth in Section 15.03 of the Convertible Notes Indenture to the extent such Convertible Notes are surrendered for conversion prior to the close of business on the Business Day immediately prior to, the Fundamental Change Purchase Date (as defined in the Convertible Notes Indenture)) (such amount, the “Convertible Note Consideration”). The Surviving Corporation (directly or through the Paying Agent) shall pay to each holder of Convertible Notes that so converts the Convertible Note Consideration as soon as practicable following such conversion in accordance with the terms of the Convertible Notes Indenture.

Section 2.5 Exchange of Shares and Convertible Notes.

(a) Prior to the Effective Time, Merger Sub shall enter into an agreement (in a form reasonably acceptable to the Company) with a paying agent reasonably acceptable to the Company to act as agent (the “Paying Agent”) of the shareholders of the Company and the holders of Convertible Notes for (i) the payment of the Merger Consideration to which the shareholders of the Company shall become entitled pursuant to Section 2.1 and (ii) the payment of the Convertible Note Consideration to which Convertible Note holders shall become entitled pursuant to Section 2.4. At or prior to the Effective Time, Parent shall deposit (or cause to be deposited) with the Paying Agent an amount in cash sufficient to make all payments pursuant to Section 2.1 and Section 2.4 (collectively, the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to fund payments due pursuant to this Article II (or, in the event any holder of Convertible Notes surrenders Convertible Notes for repurchase instead of conversion, to pay the related Fundamental Change Purchase Price (as defined in the Convertible Notes Indenture) pursuant to Section 16.02 of the Convertible Notes Indenture), but the Payment Fund may be invested by the Paying Agent as directed by Parent or Merger Sub, provided that (i) no such investment or losses thereon shall relieve Parent, the Surviving Corporation or the Paying Agent from making the payments required by this Article II or affect the amount of Merger Consideration payable to the holders of Company Common Stock or the amount of Convertible Note Consideration payable to Convertible Note holders, and following any losses Parent or Merger Sub shall promptly provide additional funds to the Paying Agent to add to the Payment Fund for the benefit of the shareholders of the Company and Convertible Note holders in the amount of any such losses and (ii) such investments shall be in short term obligations of the United States of America with maturities of no more than thirty (30) days, short term obligations guaranteed by the United States of America, commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively or money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as Parent directs.

(b) Promptly after the Effective Time and in any event not later than the third (3rd) Business Day following the Effective Time, the Surviving Corporation shall cause to be mailed to each record holder, as of the Effective Time, of an outstanding certificate or outstanding certificates (“Certificates”) that immediately prior to the Effective Time represented outstanding Shares, which have converted into the right to receive the Merger Consideration with respect thereto pursuant to Section 2.1(a), a form of letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only upon proper delivery of Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate and such Certificate shall then be canceled. Promptly after the Effective Time and in any event not later than the third (3rd) Business Day following the Effective Time, the Paying Agent shall issue and deliver to each holder of uncertificated Shares represented by book-entry (“Book-Entry Shares”) a check or wire transfer for the amount of cash that such holder is entitled to receive pursuant to Section 2.1(a) of this Agreement in respect of such Book-Entry Shares, without such holder being required to deliver a Certificate or an executed letter of transmittal to the Paying Agent, and such Book-Entry Shares shall then be canceled. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.5(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Article II.

(c) Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) to ensure that (i) if the Closing occurs at or prior to 11:30 a.m. (New York City time) on the Closing Date, the Paying Agent will transmit to DTC or its nominees on the Closing Date an amount in cash in immediately available funds equal to the number of Shares held of record by DTC or such nominee immediately prior to the Effective Time multiplied by the Merger Consideration (such amount, the “DTC Payment”), and (ii) if the Closing occurs after 11:30 a.m. (New York City time) on the Closing Date, the Paying Agent will transmit to DTC or its nominees on the first Business Day after the Closing Date an amount in cash in immediately available funds equal to the DTC Payment.

(d) At any time following the date that is twelve (12) months after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it or its designee any funds (including any interest received with respect thereto) that have been made available to the Paying Agent and that have not been disbursed to holders of Certificates or Book-Entry Shares and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates and Book-Entry Shares. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates or Book-Entry Shares have not been surrendered immediately prior to the date on which the Merger Consideration would otherwise escheat to or become the property of any Governmental Entity, any such cash distribution in respect of such Certificates or Book-Entry Shares will, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto. All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates.

(e) After the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, subject to applicable law in the case of Dissenting Shares, such Certificates shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth in, this Article II.

(f) Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement any amount as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax laws. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of whom such deduction and withholding was made by Parent or the Paying Agent.

(g) In the event that any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Paying Agent, including making an affidavit to that effect and, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it or the Surviving Corporation with respect to the Certificate, the Paying Agent will deliver in exchange for the lost, stolen or destroyed Certificate the applicable Merger Consideration payable in respect of the Shares represented by such Certificate pursuant to this Article II.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (i) disclosed in the SEC Reports filed with, or furnished to, the SEC since December 31, 2009 and prior to the date hereof (other than such disclosures in such SEC Reports (a) contained in the “Risk Factors” and “Forward Looking Statements” sections thereof or (b) to the extent otherwise predictive or forward looking in nature) (it being acknowledged that this clause (i) shall not apply to any of Sections 3.3, 3.4, 3.8(b), 3.16, 3.21 or 3.22) or (ii) set forth on the disclosure schedule delivered by the Company to Parent and Merger Sub prior to or contemporaneously with the execution of this Agreement (the “Company Disclosure Schedule,” it being agreed that disclosure of any item in any section of the Company Disclosure Schedule shall also be deemed disclosure with respect to any other Section of this Agreement to which the relevance of such item is reasonably apparent), the Company hereby represents and warrants to Parent and Merger Sub that:

Section 3.1 Organization and Qualification.

(a) The Company (i) is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation, (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business conducted or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for any such failures to be duly qualified, licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Each of the Company’s subsidiaries (i) is an entity duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business conducted or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for any such failures to have all such power and authority or to be so qualified, licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.2 Articles of Incorporation and Bylaws.

(a) The Company has heretofore furnished or otherwise made available to Parent a complete and correct copy of the amended and restated articles of incorporation of the Company, as amended to date (the “Articles of Incorporation”), and the bylaws of the Company (the “Bylaws”) as currently in effect and the equivalent organizational or governing documents of each Significant Subsidiary of the Company.

(b) The Articles of Incorporation and the Bylaws and the equivalent organizational or governing documents of each Significant Subsidiary of the Company are in full force and effect. None of the Company or any of its Significant Subsidiaries is in violation of any material provision of such organizational or governing documents.

Section 3.3 Capitalization.

(a) The authorized capital stock of the Company consists of 225,000,000 Shares and 50,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). At the close of business on July 8, 2011 (the “Measurement Date”): (i) 73,020,484 Shares were issued and outstanding, including 506,228 Restricted Shares; (ii) no Shares were held in treasury; (iii) no shares of Preferred Stock were outstanding; (iv) an aggregate of 4,945,151 Shares were subject to or otherwise deliverable in connection with the exercise of outstanding Company Stock Options; (v) 98,518 time-based RSUs were outstanding; (vi) 382,380 performance-based RSUs were outstanding (based upon achievement of target performance goals); (vii) an aggregate of 13,438,716 Shares were subject to or otherwise deliverable in connection with the warrants evidenced by the Confirmation Agreement by and between the Company and JPMorgan Chase Bank, National Association, dated April 15, 2008, and the Confirmation Agreement by and between the Company and Bank of America, N.A., dated April 15, 2008 (collectively, the “Warrants”); (viii) an aggregate of 13,438,716 Shares were subject to the call options evidenced by the Confirmation Agreement by and between the Company and JPMorgan Chase Bank, National Association, dated April 15, 2008, and the Confirmation Agreement by and between the Company and Bank of America, N.A., dated April 15, 2008 (the “Call Options”) and (ix) an aggregate of 13,438,716 Shares were subject to or otherwise deliverable in connection with the Convertible Notes (subject to increase as determined based on Section 15.03 therein). From the close of business on the Measurement Date until the date of this Agreement, no options to purchase shares of Company Common Stock or Preferred Stock have been granted and no shares of Company Common Stock or Preferred Stock have been issued, except for Shares issued pursuant to the exercise or vesting of Company Stock Options and RSUs in accordance with their terms. Except as set forth above as of the date of this Agreement, (A) there are no outstanding (1) shares of capital stock or other voting securities of the Company, (2) securities of the Company or its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company or (3) options, warrants, calls, phantom stock or other rights to acquire from the Company or its subsidiaries, or obligation of the Company or its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (1), (2) and (3) are referred to collectively as “Company Securities”), and (B) there are no outstanding obligations of the Company or any subsidiary of the Company to repurchase, redeem or otherwise acquire any Company Securities. All outstanding Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, and all shares that may be issued pursuant to the Company Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. No Shares are owned by any subsidiary of the Company. Except for the Convertible Notes, the Company does not have any outstanding bonds, debentures, notes, or other indebtedness the holders of which have the right to vote (or are convertible or exercisable into securities having the right to vote) with the holders of Shares. Except as contemplated by this Agreement, there are no shareholder agreements, registration agreements, voting trusts or other agreements or understandings to which the Company or any of its subsidiaries is a party and by which the Company or any of its subsidiaries is bound, with respect to the voting or registration of the capital stock or other equity interest of the Company.

(b) All equity interests of the Company’s subsidiaries are owned by the Company or another wholly-owned subsidiary of the Company free and clear of all Liens other than those arising under applicable securities laws and those arising under the Credit Agreement. Except as provided in Section 3.3(b) of the Company Disclosure Schedule, as of the date hereof, except for the Company’s subsidiaries, the Company does not own any capital stock of or other equity interest in, or any interest convertible into or exercisable or exchangeable for any capital stock of or other equity interest in, any other person. Each of the outstanding equity interests of each of the Company’s subsidiaries is duly authorized, validly issued, fully paid and nonassessable (in each case, to the extent applicable) and not subject to preemptive or similar rights other than any rights that may accrue in favor of the Company or its wholly-owned subsidiaries. Section 3.3(b) of the Company Disclosure Schedule sets forth each subsidiary of the Company as of the date hereof. There are no outstanding (i) securities of the Company or its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company’s subsidiaries or (ii) options or other rights to acquire from the Company’s subsidiaries, and no obligation of the Company’s subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company’s subsidiaries.

(c) Section 3.3(c) of the Company Disclosure Schedule contains a list of each outstanding Company Stock Option and RSU as of the Measurement Date, and (i) the name of the Company Stock Option holder or RSU holder, (ii) the number of Shares subject to such Company Stock Option or RSU (for performance-based RSUs, the number of Shares will be based upon achievement of target performance goals), (iii) the exercise price of such Company Stock Option and (iv) the date on which such Company Stock Option or RSU was granted and, to the extent different from the grant date, the grant date for vesting purposes.

(d) As of the date hereof, the Conversion Rate (as defined in the Convertible Notes Indenture) is 19.4764.

Section 3.4 Authority.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Requisite Vote, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than approval of this Agreement by the holders of at least two-thirds of the outstanding Shares on the record date for the Shareholders Meeting (the “Company Requisite Vote”), and the filing with the Secretary of State of the State of Texas of the Certificate of Merger as required by the TBOC). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

(b) The Company Board, at a duly called and held meeting, has (1) unanimously determined that this Agreement is advisable, fair to and in the best interests of the Company’s shareholders, approved this Agreement and adopted a resolution recommending that this Agreement be approved by the shareholders of the Company (the “Company Recommendation”)

and (2) subject to Section 6.2, unanimously directed that this Agreement be submitted to the shareholders of the Company for their approval at a shareholders’ meeting duly called and held for such purpose. The only vote of the shareholders of the Company required to approve this Agreement and approve the transactions contemplated hereby is the Company Requisite Vote.

Section 3.5 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger by the Company do not and will not (i) conflict with or violate the articles of incorporation or bylaws or other equivalent organizational documents of the Company or its subsidiaries, (ii) conflict with or violate any law applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound, assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained, and all filings described in such clauses have been made or (iii) except as set forth in Section 3.5(a)(iii) of the Company Disclosure Schedule, result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give rise to the counterparty thereto of any right of termination, cancellation, amendment or acceleration of, or obligation or fee under, any note, bond, mortgage, indenture, contract, agreement, license, lease, sublease or other instrument or obligation (each, a “Contract”) to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound or result in the creation of any Lien (other than a Permitted Lien) on the Company or any of its subsidiaries or any of their properties, rights or assets, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, Lien, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to (x) have a Material Adverse Effect or (y) prevent or materially impede consummation of the transactions contemplated by this Agreement, including the Merger.

(b) The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory (including stock exchange) authority, agency, court or other judicial body or other governmental body (each, a “Governmental Entity”), except: (i) as required by applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder (including the filing of the Proxy Statement) and state securities, takeover and “blue sky” laws, (ii) for the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under any other applicable competition, merger control, antitrust or similar law of any jurisdiction outside the United States (“Foreign Merger Control Laws”), (iii) as required pursuant to the applicable requirements of the New York Stock Exchange (“NYSE”), (iv) for the filing with the Secretary of State of the State of Texas of the Certificate of Merger as required by the TBOC, (v) if applicable, notice to the Committee on Foreign Investment in the United States (“CFIUS”) pursuant to the Exon-Florio Amendment and (vi) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to (x) have a Material Adverse Effect or (y) prevent or materially impede consummation of the transactions contemplated by this Agreement, including the Merger.

Section 3.6 Compliance.

(a) Neither the Company nor any of its subsidiaries is, and since January 1, 2009 none have been, in violation of any law, including any Healthcare Law, applicable to the Company or any of its subsidiaries or by which the Company’s or any of its subsidiaries’ respective properties are bound, except for any such violation which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The Company and its subsidiaries have all permits, licenses, authorizations, exemptions, orders, consents, approvals, clearances and franchises from Governmental Entities (“Licenses”) required to conduct their respective businesses as now being conducted or to own, lease or operate their properties, and all Licenses of the Company are in full force and effect and no cancellation or suspension of any License is pending, except for any such License, the failure to have or be in full force and effect or the cancellation or suspension of which, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.7 SEC Filings; Financial Statements.

(a) The Company has filed or furnished all forms, reports, statements, certifications and other documents (together with all exhibits, amendments and supplements thereto) required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) since December 31, 2008 (all such forms, reports, statements, certificates and other documents filed with the SEC since December 31, 2008, collectively, the “SEC Reports”). Each of the SEC Reports, as of its respective date, or if amended prior to the date hereof, as of the date of such amendment, complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed. As of its filing date, none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that the information in such SEC Report has been amended or superseded by a later SEC Report filed prior to the date hereof. As of the date hereof, there are no material outstanding or unresolved comments received by the Company from the SEC with respect to any of the SEC Reports.

(b) The consolidated financial statements (including all related notes and schedules) of the Company and its subsidiaries included in the SEC Reports present fairly in all material respects the consolidated financial position of the Company and its subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end or period-end adjustments and to any other adjustments described therein, including the notes thereto) and were prepared in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC)

applied on a consistent basis during the periods involved (except as may be expressly indicated therein or in the notes thereto). No subsidiary of the Company is subject to periodic reporting requirements of the Exchange Act.

(c) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company in reports filed or submitted under the Exchange Act (i) is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC and (ii) is accumulated and communicated to the Company’s management, including its principal executive officer and its principal financial officer, as appropriate to allow timely decisions regarding disclosure. Since January 1, 2009, the Company has disclosed to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses of which it became aware in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, of which it became aware that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to Parent all such disclosures made by management to the Company’s auditors and audit committee from January 1, 2009 to the date of this Agreement. Since January 1, 2009, none of the independent public accountants of the Company or any subsidiary of the Company has resigned or been dismissed as independent public accountant of the Company or any subsidiary of the Company as a result of or in connection with any disagreement with the Company or any subsidiary of the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. Since January 1, 2009, neither the Company nor any of its subsidiaries has made any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the 1934 Act) or director of the Company. Since January 1, 2009, subject to any applicable grace periods, the Company has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

(d) Except (i) as reflected, accrued or reserved against in (x) the Company’s consolidated balance sheet as of December 31, 2010 (or the notes thereto) included in the Company’s Annual Report on Form 10-K filed prior to the date of this Agreement for the fiscal year ended December 31, 2010 and (y) the Company’s consolidated balance sheet as of March 31, 2011 (or the notes thereto) included in the Company’s Quarterly Report on Form 10-Q filed prior to the date of this Agreement for the fiscal quarter ended March 31, 2011, (ii) for liabilities or obligations which have been discharged or paid in full prior to the date of this Agreement, (iii) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since March 31, 2011 which have not, individually or in the aggregate, had and would not reasonably be expected to have a Material Adverse Effect, (iv) for liabilities incurred in the ordinary course of business consistent with past practice under the terms of any Contracts (other than liabilities arising from or related to (1) any breach or default thereof or (2) the payment of liquidated damages) binding upon the Company or any of its subsidiaries, which liabilities have not, individually or in the aggregate, had and would not reasonably be expected to have a Material Adverse Effect and (v) for liabilities or obligations incurred pursuant to the transactions contemplated by this Agreement, neither the Company nor any of its subsidiaries has any liabilities, commitments or obligations, asserted or unasserted, known or unknown, absolute or contingent, whether or not accrued, matured or un-matured, other than those which have not, individually or in the aggregate, had and would not reasonably be expected to have a Material Adverse Effect.

Section 3.8 Absence of Certain Changes or Events.

(a) Since December 31, 2010 through the date of this Agreement, except as part of the negotiation of and preparation to enter into the Agreement and the transactions contemplated by this Agreement, the Company and its subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practice.

(b) Since December 31, 2010, there has not been any change, event, occurrence, development or effect which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Since December 31, 2010, and prior to the date of this Agreement, except as set forth on Section 3.8(c) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has taken any action that, if taken after the date of this Agreement, would require Parent’s consent pursuant to Sections 5.1(c), (e), (k) or (l).

Section 3.9 Absence of Litigation. Except as set forth on Section 3.9 of the Company Disclosure Schedule, there are no suits, litigations, claims, actions, proceedings, arbitrations, mediations or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, including any suits, litigations, claims, actions, proceedings, arbitrations, mediations or investigations alleging any breach or violation of, or non-compliance with, any Healthcare Laws, other than any such suit, litigations, claim, action, proceeding, arbitration, mediation or investigation that would not, individually or in the aggregate, reasonably be expected to (x) have a Material Adverse Effect or (y) prevent or materially impede consummation of the transactions contemplated by this Agreement, including the Merger. Neither the Company nor any of its subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award of or by any Governmental Entity, except for those that would not, individually or in the aggregate, reasonably be expected to (x) have a Material Adverse Effect or (y) prevent or materially impede consummation of the transactions contemplated by this Agreement, including the Merger.

Section 3.10 Employee Benefit Plans.

(a) Section 3.10(a) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of each material Company Plan. For purposes of this Agreement, “Company Plan” means any domestic and foreign “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), including multiemployer plans within the meaning of Section 3(37) of ERISA), all stock purchase, stock option, incentive, fringe benefit, compensation, severance, employment, change-in-control, bonus, deferred compensation, employee loan, vacation or sick pay and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), under which (i) any current or former employee, officer, consultant, independent contractor or director of the Company or any of its subsidiaries (collectively, the “Company Employees”) has any present or future right to benefits which are contributed to, sponsored by or maintained by the Company or any of its subsidiaries or (ii) the Company or any of its subsidiaries has any present or future liability.

(b) With respect to each Company Plan listed on Section 3.10(a) of the Company Disclosure Schedule, the Company has provided to Parent a current, accurate and complete copy thereof (or, if a plan is not written, an accurate written description thereof) and, to the extent applicable, (i) any related trust agreement or other funding instrument, (ii) the most recent determination or opinion letter, if any, received from the Internal Revenue Service, (iii) any summary plan description and other material written communications by the Company or its subsidiaries to Company Employees concerning the extent of the benefits provided under a Company Plan; (iv) a summary of any proposed amendments or changes anticipated to be made to the Company Plans at any time within the twelve months immediately following the date hereof and (v) for the three most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports, if applicable.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) each Company Plan other than a multiemployer plan (and to the knowledge of the Company, each multiemployer plan) has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code, and other applicable laws, rules and regulations, (ii) no event has occurred and no condition exists that would subject the Company or its subsidiaries, either directly or by reason of their affiliation with any member of their “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations, (iii) no Company Plan is a split-dollar life insurance program or otherwise provides for loans to executive officers (within the meaning of the Sarbanes-Oxley Act) and (iv) neither the Company nor any of its subsidiaries has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for any Company Employee, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable law.

(d) No Company Plan is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) and neither the Company nor any of its subsidiaries has any obligation to contribute to any multiemployer plan. With respect to any multiemployer plan to which the Company or any of its subsidiaries has any liability or contributes (or has within the last six years at any time contributed or had an obligation to contribute): (i) none of the Company or any of its subsidiaries has incurred any material withdrawal liability under Title IV of ERISA which remains unsatisfied and (ii) to the knowledge of the Company, no such multiemployer plan is in reorganization or insolvent (as those terms are defined in Sections 4241 and 4245 of ERISA, respectively).

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, with respect to each Company Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened.

(f) (i) The Company has not incurred any liability under Title IV of ERISA that has not been satisfied in full and (ii) no condition exists that could present a risk to the Company of incurring any such liability other than liability for premiums due to the Pension Benefit Guaranty Corporation (the “PBGC”). No communication has been received from the PBGC in respect of any Company Plan subject to Title IV of ERISA concerning the funded status of any such plan in connection with the transactions contemplated under this Agreement. No administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other governmental agencies are pending or in progress or, to the knowledge of the Company, threatened.

(g) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Company Plan that is subject to Section 406 of ERISA or Section 4975 of the Code, as the case may be.

(h) Each Company Plan other than a multiemployer plan (and to the knowledge of the Company, each multiemployer plan), which is intended to be qualified under Section 401(a) of the Code has received a determination letter to that effect and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification.

(i) Except as set forth on Section 3.10(i) of the Company Disclosure Schedule, the execution, delivery of and performance by the Company of its obligations under the transactions contemplated by this Agreement will not (either alone or upon occurrence of any additional or subsequent events) result in “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code.

(j) Except as set forth on Section 3.10(j) of the Company Disclosure Schedule or as provided in the terms of this Agreement, no Company Plan exists that, as a result of the execution of this Agreement, shareholder approval of this Agreement, or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)): (i) could entitle any Company Employee to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement or (ii) will result in the acceleration of the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or result in any other material obligation pursuant to, any of the Company Plans.

(k) All Company Stock Options have been granted having an exercise price per Share at least equal to the fair market value of one Share on the date of grant of such Company Stock Option.

(l) Except as set forth on Section 3.10(l) of the Company Disclosure Schedule, no material Company Plan is maintained outside the jurisdiction of the United States or covers any employee residing or working outside the United States (any such material Company Plan set forth on Section 3.10(l) of the Company Disclosure Schedule, “Foreign Benefit Plans”). With respect to any Foreign Benefit Plans, except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) all Foreign Benefit Plans have been established, maintained and administered in compliance with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling governmental authority or instrumentality and (ii) all Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other Foreign Benefit Plans, adequate reserves therefore have been established on the accounting statements of the applicable Company or subsidiary entity.

(m) (i) No Company Plan is subject to Title IV of ERISA, (ii) except as set forth on Section 3.10(m) of the Company Disclosure Schedule, no material Company Plan provides for defined benefit pension benefits, whether or not funded, with respect to current or former employees of the Company or its subsidiaries, (iii) there is no present intention that any Company Plan be materially amended, suspended or terminated, or otherwise materially modified to adversely change or increase benefits (or the levels thereof) under any Company Plan at any time within the twelve months immediately following the date hereof and (iv) no Company Plan is a multiple employer plan.

Section 3.11 Labor and Employment Matters. Except as set forth on Section 3.11 of the Company Disclosure Schedule, neither the Company nor any subsidiary is a party to any collective bargaining agreement with any labor organization or other representative of any Company Employees, nor is any such agreement presently being negotiated by the Company. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) there are no unfair labor practice complaints pending against the Company or any subsidiary before the National Labor Relations Board or any other labor relations tribunal or authority and (b) there are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to the knowledge of the Company, threatened in writing against or involving the Company or any of its subsidiaries, nor have there been any such strikes, work stoppages, slowdowns, or lockouts within the past three years. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) to the knowledge of the Company, there are no union organizing efforts involving any Company Employees and (b) each person providing services to the Company or any of its subsidiaries who is classified by the Company or any of its subsidiaries as an independent contractor or as exempt from minimum wage and overtime requirements is properly so classified under all applicable laws.

Section 3.12 Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) all insurance policies of the Company and its subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent in accordance with industry practices and (b) neither the Company nor any of its subsidiaries is in breach or default of any insurance policy, and neither the Company nor any of its subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default of any of such insurance policies.

Section 3.13 Properties. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company or a subsidiary of the Company owns and has good and valid title to all of their respective owned real property and good title to all of its tangible personal property and has good and valid leasehold interests in all of its leased properties, whether as lessee or sublessee (the “Leased Real Property”), in each case, sufficient to conduct its respective businesses as currently conducted, free and clear of all liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (“Liens”) (except in all cases for those permissible under any applicable loan agreements and indentures and for title exceptions, defects, and other Liens, whether or not of record, which in the aggregate do not materially affect the continued use of the property for the purposes for which the property is currently being used by the Company or its subsidiaries).

Section 3.14 Tax Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) all Tax Returns required to be filed by the Company and its subsidiaries prior to the date hereof have been filed (except those under valid extension) and are true, correct and complete in all material respects, (b) all Taxes of the Company and its subsidiaries have been timely paid in full or adequately provided for on the most recent financial statements included in the SEC Reports filed prior to the date hereof, (c) no deficiencies for any Taxes have been proposed or assessed in writing against or with respect to any Taxes of the Company or any of its subsidiaries, and there is no outstanding audit, assessment, dispute or claim concerning any Tax liability of the Company or any of its subsidiaries pending or raised by an authority in writing, (d) neither the Company nor any of its subsidiaries has received written notice of any claim with respect to any Taxes, (e) there are no Liens for Taxes (other than Taxes not yet due and payable or Taxes being contested in good faith) upon any of the assets of the Company or any of its subsidiaries, (f) neither the Company nor any of its subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax return (other than a group the common parent of which was the Company), (ii) has any liability for the Taxes of any person (other than the Company, or any subsidiary of the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) or (iii) is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement the parties to which consist exclusively of the Company and its subsidiaries), (g) neither the Company nor any of its subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable, (h) no closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to the Company or any of its subsidiaries, and no taxing authority has issued to the Company or any of its subsidiaries any ruling which has continuing effect, (i) neither the Company nor any of its subsidiaries will be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Closing Date as a result of (A) any adjustments pursuant to Section 481 of the Code or any similar provision of state, local or foreign law (B) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (C) a prepaid amount received, or paid, prior to the Closing Date, (D) deferred gains arising prior to the Closing Date, (E) an election pursuant to Section 108(i) of the Code or (F) any deemed distribution pursuant to Section 956 of the Code and (j) neither the Company nor any of its subsidiaries has engaged in any “listed transaction” under Section 6011 of the Code and the regulations thereunder.

Section 3.15 Proxy Statement. The proxy statement to be sent to the shareholders of the Company in connection with the Shareholders Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”) will not, at the date it is first mailed to the shareholders of the Company or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied to the Company by Parent or Merger Sub or any of their respective representatives on behalf of Parent or Merger Sub which is contained or incorporated by reference in the Proxy Statement.

Section 3.16 Takeover Statutes. Assuming the accuracy of the representation contained in Section 4.10, the Company Board has taken such action such that no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under state laws in the United States prior to the date hereof applicable to the Company (collectively, “Anti-Takeover Statute”) is applicable to the Merger or the other transactions contemplated by this Agreement.

Section 3.17 Intellectual Property. The Company has provided or made available to Parent a list, accurate and complete in all material respects, of all patents, registered copyrights and registered trademarks and service marks, and all pending applications with respect to any of the foregoing, that are owned by the Company or any of its subsidiaries and used by the Company or any of its subsidiaries in the conduct of their respective businesses as conducted as of the date hereof. All of such items are owned solely by the Company or any of its subsidiaries, free and clear of all Liens (except for Permitted Liens and in all cases for those Liens disclosed on Section 3.17 of the Company Disclosure Schedule), are subsisting and unexpired, and to the knowledge of the Company, the United States issued patents or registrations with respect to such items are valid and enforceable, in each case, except as would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and except as set forth on Section 3.17 of the Company Disclosure Schedule, (a) the Company or one its subsidiaries owns or has been granted a license to use all Intellectual Property that the Company or any of its subsidiaries are using in and which ownership and licenses are necessary to the conduct of their respective businesses as currently conducted, (b) there are no pending or, to the knowledge of the Company, threatened claims, actions or proceedings by any person alleging infringement, dilution or misappropriation by the Company or any of its subsidiaries of the Intellectual Property of such person or challenging the validity, enforceability or ownership of, or the right to use, any Intellectual Property owned by the Company or any of its subsidiaries, (c) the conduct of the businesses of the Company and its subsidiaries as currently conducted does not infringe, dilute or misappropriate any Intellectual Property of any person, (d) no person is infringing or misappropriating any Intellectual Property owned by the Company or any of its subsidiaries, (e) the Company and its subsidiaries have taken reasonable steps to protect the confidentiality of their trade secrets and (f) no Intellectual Property owned by the Company or any of its subsidiaries is subject to any outstanding order, judgment or decree restricting or limiting the use or licensing thereof by the Company or any of its subsidiaries.

Section 3.18 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) the Company and each of its subsidiaries are, and at all times since January 1, 2009 have been, in compliance with all applicable Environmental Laws, including the possession of and compliance with all applicable Environmental Permits; (ii) Hazardous Materials are not present, and there have been no releases or threatened releases of Hazardous Materials, at, on or from any location currently owned, leased or operated by the Company or any of its subsidiaries, or to the knowledge of the Company, formerly owned, leased or operated by the Company or any of its subsidiaries, except under circumstances that would not reasonably be expected to result in liability of the Company or any of its subsidiaries in violation of any applicable Environmental Law; (iii) neither the Company nor any of its subsidiaries has received from a Governmental Entity or any other person a written request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or similar provision of any analogous state, local or foreign statute that remains outstanding, or any written notification alleging that it is liable for any release or threatened release of Hazardous Materials at any location currently or formerly owned, leased or operated by the Company or any of its subsidiaries; and (iv) neither the Company nor any of its subsidiaries has received a written claim or written complaint that remains outstanding, or is currently subject to any lawsuit or legal proceeding or action, alleging violation by the Company or any of its subsidiaries under applicable Environmental Laws or alleging other liabilities or obligations under applicable Environmental Laws, and to the knowledge of the Company, no such matter has been threatened in writing against the Company or any of its subsidiaries.

For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “Environmental Laws” shall mean any and all laws governing the protection of the environment, including ambient air, soil, surface water or groundwater, natural resources or human health or safety (to the extent that “safety” relates to environmental matters).

(ii) “Environmental Permits” shall mean any and all permits, licenses, registrations, approvals, and other authorizations required under applicable Environmental Laws.

(iii) “Hazardous Materials” shall mean any and all substances or materials regulated as a hazardous or toxic waste, pollutant, contaminant or as hazardous, acutely hazardous or toxic under any applicable Environmental Law, including petroleum, petroleum products, pesticides, dioxin, infectious material, polychlorinated biphenyls, asbestos and asbestos containing materials.

Section 3.19 Contracts.

(a) Except for this Agreement, except for the Contracts filed as exhibits to the SEC Reports and except as set forth on Section 3.19(a) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its subsidiaries is a party to or bound by any

Contract (whether written or oral) (i) that is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) that is a Contract pursuant to which (x) the Company or any of its subsidiaries is licensed to use, or granted any other rights in, any Intellectual Property (other than non-exclusive, off-the-shelf software licenses or licenses covering other software licensed pursuant to a software “shrink wrap,” “click wrap,” or “click-through” license) or (y) a person, other than a distributor of the Company’s products, is licensed to use, or granted any other rights in, any Intellectual Property owned by the Company or any of its subsidiaries, in each case of clauses (x) and (y), where such agreement or Intellectual Property has a value of, or results in aggregate payments in excess of, $5 million, (iii) that provides for borrowings in excess of $5 million or that relates to a swap or hedging transaction or other derivative agreement for a net amount in excess of $5 million, (iv) that contains provisions that prohibit the Company or any of its subsidiaries (or, following the Closing, would purport to prohibit Parent or any of its affiliates) from competing in any material respect either (x) in any line of business or geographic area or (y) with respect to products, services or channels of distribution, (v) that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its subsidiaries, prohibits the pledging of the capital stock of the Company or any subsidiary of the Company or prohibits the issuance of guarantees by the Company or any subsidiary of the Company, (vi) that involved expenditures by the Company or any of its subsidiaries in excess of $5 million in fiscal year 2010, that involved payments to the Company or any of its subsidiaries in fiscal year 2010 in excess of (A) $5 million with respect to Contracts with managed care organizations or (B) $15 million with respect to Contracts with other persons, or that is a material Contract with a supplier of the Company or any subsidiary that is covering a sole source of supply of a material product to any of the Company’s three business segments, (vii) that obligates the Company to make any capital commitment or capital expenditure, other than acquisitions of inventory, in excess of $5 million, (viii) that is a Contract providing the Company or its subsidiaries rights as to the operation, management or control of a partnership, joint venture or similar arrangement, unless immaterial to the Company and its subsidiaries, taken as a whole, and, if applicable, the relevant business segment of the Company, (ix) that relates to any acquisition of a business by the Company or any of its subsidiaries pursuant to which the Company or any of its subsidiaries has any material continuing “earn out” or other contingent or fixed payment obligations or (x) that is a settlement or similar Contract with any Governmental Entity or that is a settlement or similar Contract pursuant to which the Company or any of its subsidiaries is obligated to pay consideration after the date of this Agreement in excess of $1 million. Each Contract of the type described in this Section 3.19(a), whether or not set forth in Section 3.19(a) of the Company Disclosure Schedule, is referred to herein as a “Material Contract”. The Company has made available to Parent, as of the date of this Agreement, true and correct copies of all Material Contracts and/or such Material Contracts have been filed with the SEC since December 31, 2008 and prior to the date hereof and are publicly available.

(b) Except as set forth on Section 3.19(b) of the Company Disclosure Schedule and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Material Contract and each Contract that is a lease of material Leased Real Property is valid and binding on the Company or one of its subsidiaries and in full force and effect (except to the extent that any Material Contract or Contract that is a lease of material Leased Real Property expires in accordance with its terms), (ii) the Company and each of its subsidiaries has performed all obligations required to be performed by it under each Material Contract and Contract that is a lease of material Leased Real Property, (iii) no event or condition exists which constitutes, or after notice or lapse of time or both would constitute, a default on the part of the Company or any of its subsidiaries under any Material Contract or Contract that is a lease of material Leased Real Property and (iv) no other party to such Material Contract or Contract that is a lease of material Leased Real Property is, to the knowledge of the Company, in default in any respect thereunder. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its subsidiaries has received written notice from any other party to a Material Contract or Contract that is a lease of material Leased Real Property that such other party intends to terminate, not renew, or renegotiate in any material respects the terms of, any such Material Contract or Contract that is a lease of material Leased Real Property.

Section 3.20 Affiliate Transactions. To the knowledge of the Company, no executive officer or director of the Company or any of its subsidiaries or any person that beneficially owns 5% of the Shares is a party to any Contract with or binding upon the Company or any of its subsidiaries that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

Section 3.21 Opinion of Financial Advisor. J.P. Morgan Securities LLC (the “Financial Advisor”) has delivered to the Company Board its written opinion (or oral opinion to be confirmed in writing), dated as of the date of this Agreement, to the effect that, as of such date, the Merger Consideration to be received by the holders of the Shares in the Merger is fair, from a financial point of view, to such holders. A signed copy of the written opinion will be made available to Parent solely for informational purposes as soon as practicable after the date of this Agreement.

Section 3.22 Brokers. No broker, finder or investment banker (other than the Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its subsidiaries. The Company has furnished to Parent a true and complete copy of the engagement letter of the Financial Advisor.

Section 3.23 Product Recalls. Section 3.23 of the Company Disclosure Schedule sets forth a list of all recalls, field notifications, field corrections and safety alerts with respect to products manufactured and/or distributed by or for the Company or any of its subsidiaries, or by or for any person on behalf of the Company or any of its subsidiaries, in each case between December 31, 2007 and the date of this Agreement, and the dates, if any, such recalls, field notifications, field corrections and safety alerts were deemed closed by the Company. Other than as identified in Section 3.23 of the Company Disclosure Schedule, there are no outstanding recalls, field notifications, field corrections or safety alerts with respect to the products manufactured and/or distributed by or for the Company or any subsidiary of the Company, or by or for any person on behalf of the Company or any subsidiary of the Company, and to the Company’s knowledge, there are no facts that would be reasonably likely to result in a product recall, field notification, field correction or safety alert with respect to any such products, except where any such recalls, field notifications, field corrections or safety alerts would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.24 FDA Matters. Except where noncompliance with FDA Laws would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and except as listed in Section 3.24 of the Company Disclosure Schedule:

(a) The Company and its subsidiaries have been operated at all times in compliance with all FDA Laws applicable to the Company and its subsidiaries.

(b) The Company and each of its subsidiaries has all Registrations from the FDA or any Foreign Regulatory Entity required to conduct its business as currently conducted. Each such Registration is valid and subsisting in full force and effect. To the Company’s knowledge, neither the FDA nor any Foreign Regulatory Entity is considering limiting in any respect, suspending, or revoking any such Registrations or changing in any respect the marketing classification or labeling of any Company products. To the Company’s knowledge, there is no false or misleading information or omission in any Registration, product application or other submission to the FDA or any Foreign Regulatory Entity. The Company and each of its subsidiaries has fulfilled and performed its obligations under each Registration, and no event has occurred or condition or state of facts exists which would constitute a breach or default or would cause revocation or termination of any such Registration. To the knowledge of the Company, any third party that is a manufacturer or contractor for the Company or any of its subsidiaries is in compliance with all applicable Registrations from the FDA or any Foreign Regulatory Entity insofar as they pertain to the manufacture of product components or product for the Company or any of its subsidiaries.

(c) All products developed, tested, investigated, manufactured, distributed, marketed or sold by or on behalf of the Company or any of its subsidiaries that are subject to the jurisdiction of the FDA or Foreign Regulatory Entity have been and are being developed, tested, investigated, manufactured, distributed, marketed or sold in compliance with FDA Laws or any other applicable laws, including those regarding clinical research, registration and listing, premarket notification (510(k) clearance), premarket approval, good manufacturing practices and quality systems, labeling, advertising, promotion, import and export, adverse event reporting, and recalls, including corrections and removals.

(d) Since December 31, 2007, the Company and its subsidiaries (i) have not received any Form FDA-483, notice of adverse finding, warning letter, notice of violation, untitled letter, or notice of import detention or refusal from FDA or similar communications from, any Foreign Regulatory Entity, (ii) are not subject to any obligation arising under an administrative or regulatory action, FDA inspection, FDA warning letter, FDA notice of violation, or other notice, or response or commitment made to or with FDA, or any Foreign Regulatory Entity and (iii) have made all notifications, submissions, and reports required by any such obligation, and all such notifications, submissions and reports were true, complete and correct in all material respects as of the date of submission to FDA or any Foreign Regulatory Entity.

(e) Since December 31, 2007, none of the products of the Company or any of its subsidiaries has been seized, detained, or subject to a suspension of manufacturing, distribution, or marketing, and to the Company’s knowledge, there are no facts or circumstances that would be reasonably likely to cause (i) the seizure, detention, or suspension of manufacturing, distribution, or marketing of any such product, (ii) a change in the labeling or classification of any such product or (iii) a termination, seizure or suspension of marketing of any such product.

(f) Neither the Company, any of its subsidiaries nor, to the Company’s knowledge, any of their respective employees or agents has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Neither the Company, any of its subsidiaries, nor any of their respective employees or agents, has made an untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Entity with respect to any product tested, manufactured, distributed, marketed or sold by the Company or any of its subsidiaries, or failed to disclose a material fact required to be disclosed to any Governmental Entity or has ever been investigated by the FDA, National Institutes of Health, Office of the Inspector General for the Department of Health and Human Services, Department of Justice or other comparable governmental authority for data or healthcare program fraud.

(g) Neither the Company or any of its subsidiaries nor, to the knowledge of the Company, any of their respective officers or key employees has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in debarment under 21 U.S.C. Section 335a or any similar state law or applicable foreign law.

Section 3.25 FCPA; OFAC. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of the Company, any of its subsidiaries or, to the knowledge of the Company, their respective directors, officers, agents, employees or representatives has, in the course of its actions for, or on behalf of, any of them (a) knowingly used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (b) unlawfully offered or provided, directly or indirectly, anything of value to (or received anything of value from) any foreign or domestic government employee or official or any other person, (c) violated any provision of the United States Foreign Corrupt Practices Act of 1977, as amended, and any rules or regulations promulgated thereunder (“FCPA”) or other similar laws of other jurisdictions or (d) violated any provision of the UK Bribery Act or other similar laws of other jurisdictions. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its subsidiaries have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with the FCPA. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company, any of its subsidiaries nor, to the knowledge of the Company, any of their respective directors, officers, agents, employees or representatives has directly or indirectly taken any action in violation of any export restrictions, anti-boycott regulations, embargo regulations or other similar applicable United States or foreign laws. To the knowledge of the Company, none of the Company’s or any of its subsidiaries’ directors, officers, agents, employees or representatives is a “specially designated national” or blocked person under United States sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”). Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any subsidiary of the Company has engaged in any business with any person with whom, or in any country in which, it is prohibited for a United States person to engage under applicable law or under applicable United States sanctions administered by OFAC.

Section 3.26 Other Healthcare Regulatory Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) Neither the Company or any of its subsidiaries nor, to the knowledge of the Company, any of their respective officers or key employees have been excluded or threatened with exclusion under state or federal statutes or regulations, including under 42 U.S.C. § 1320a-7 or relevant regulations in 42 C.F.R. Part 1001, or assessed or threatened with assessment of civil money penalties pursuant to 42 U.S.C. Part 1003 or similar federal or state laws or regulations.

(b) Where acting as a durable medical equipment supplier, the Company and/or its subsidiaries (i) are certified for participation and reimbursement under Titles XVIII and XIX of the Social Security Act, the Civilian Health and Medical Program of the Uniformed Services and the TRICARE Program (collectively, including any other federal, state or local reimbursement program involving payment of governmental funds (including “Federal Health Care Programs” as defined in 42 U.S.C. § 1320a-7b(f)), the “Governmental Programs” ), (ii) currently participate in the Governmental Programs pursuant to provider agreements and in private reimbursement programs not involving payment of governmental funds (including any private or workers’ compensation insurance program) under which the Company and/or its subsidiaries or their affiliates directly or indirectly is presently receiving payments (such private programs not involving payment of governmental funds are referred to collectively as “Private Programs”), (iii) other than as identified in Section 3.26(b) of the Company Disclosure Schedule, have no outstanding overpayments or refunds due to Governmental Programs or Private Programs except amounts arising in the ordinary course subject to the Company’s regular practices of identifying and resolving such overpayments or refunds that are reflected on the Financial Statements and (iv) to the knowledge of the Company, routinely submit in the ordinary course of business all bills and claims to Governmental Programs and Private Programs for services, items or goods actually provided to persons qualified under such Governmental Programs or Private Programs to receive such services, items or goods. The regular practice of the Company and its subsidiaries is that all such claims and reports are complete and accurate and are prepared in compliance with all applicable Healthcare Laws, the applicable Healthcare Common Procedure Coding System (HCPCS), and the International Classification of Disease, Ninth Revision, Clinical Modification (ICD 9 CM) governing reimbursement and payment claims. Since January 1, 2010, neither the Company nor its subsidiaries have been audited or surveyed in connection with any Governmental Program or any Private Program other than audits or surveys that occur in the ordinary course.

(c) Neither the Company nor its subsidiaries have received any written notice indicating that, and to the Company’s knowledge, there are no facts or circumstances that would be reasonably likely to cause, its qualification as a participating supplier in any Governmental Program or Private Program to be terminated or withdrawn.

(d) Neither the Company nor its subsidiaries are a party to, or bound by, any order, individual integrity agreement, corporate integrity agreement, or other formal or informal agreement with any governmental authority concerning compliance with Healthcare Laws.

(e) To the knowledge of the Company, no person has filed or has threatened to file against the Company, any claim or action under any federal or state whistleblower statute, including without limitation, under the False Claims Act, 31 U.S.C. §§ 3729-3733.

(f) The Company and each subsidiary has a privacy policy (the “Privacy Policy”) regarding the collection and use of personally identifiable information (“Personal Information”). The Company and each of its subsidiaries have been and currently are in compliance with all applicable laws regarding the collection, use and protection of Personal Information, including the Administrative Simplification Provisions of the Health Insurance Portability and Accountability Act of 1996 as amended by the American Recovery and Reinvestment Act of 2009, applicable EU Directives and other applicable foreign national laws and the implementing regulations thereunder governing the privacy of personally identifiable or individually identifiable health information and/or the security of such information maintained in electronic form, and with the Privacy Policy, and no person has gained unauthorized access to or made any unauthorized use of any such Personal Information maintained by the Company or any of its subsidiaries. The Company and its subsidiaries have reasonable security measures in place to protect Personal Information stored in their computer systems from unlawful use by any third party or any other use by a third party that would violate the Privacy Policy. The Company and its subsidiaries are in compliance with the provisions of all business associate agreements (as such term is defined at 45 C.F.R. § 164.504(e)(2)) to which they are a party.

Section 3.27 No Other Representations or Warranties. Except for the representations and warranties contained in Article IV, the Company acknowledges that none of Parent, Merger Sub or any other person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty in this Agreement with respect to Parent or Merger Sub or with respect to any other information provided to the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth on the disclosure schedule delivered by Parent and Merger Sub to the Company prior to or contemporaneously with the execution of this Agreement (the “Parent Disclosure Schedule,” it being agreed that disclosure of any item in any section of the Parent Disclosure Schedule shall also be deemed disclosure with respect to any other Section of this Agreement to which the relevance of such item is reasonably apparent), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that:

Section 4.1 Organization.

(a) Each of Parent and Merger Sub (i) is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation, (ii) has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business conducted or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for any such failures to be duly qualified, licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Agreement a “Parent Material Adverse Effect” means any event, change, occurrence or effect that prevents or materially impedes the performance by Parent or Merger Sub of its obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement. A true, correct and complete copy of the organizational or governing documents, as amended to the date of this Agreement, of each of Parent and Merger Sub have been provided to the Company prior to the date hereof and such organizational or governing documents are in full force and effect. None of Parent or Merger Sub is in violation of any material provision of such organizational or governing documents.

(b) Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub free and clear of all Liens.

Section 4.2 Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action by (i) the boards of directors of Parent and Merger Sub and (ii) by Parent as the sole shareholder of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing with the Secretary of State of the State of Texas of the Certificate of Merger as required by the TBOC). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, or general equitable principles (whether considered in a proceeding in equity or at law).

Section 4.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance of this Agreement by Parent and Merger Sub, do not and will not (i) conflict with or violate the respective articles of incorporation or bylaws (or similar organizational documents) of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iv) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any law applicable to Parent or Merger Sub or by which either of them or any of their respective properties are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to the counterparty thereto of any right of termination, cancellation, amendment or acceleration of, any Contracts to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound or result in the creation of any Liens on Parent or Merger Sub or any of their properties, rights or assets, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, Lien, default, acceleration, loss, right or other occurrence which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except: (i) as required by the applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder, and state securities, takeover and “blue sky” laws, (ii) the filing of a premerger notification and report form by Parent and Merger Sub under the HSR Act and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under any Foreign Merger Control Law, (iii) the filing with the Secretary of State of the State of Texas of the Certificate of Merger as required by the TBOC, (iv) if applicable, notice to CFIUS pursuant to the Exon-Florio Amendment and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.4 Absence of Litigation. As of the date of this Agreement, there are no suits, claims, litigations, actions, proceedings, arbitrations, mediations or investigations pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries, other than any such suit, litigation, claim, action, proceeding, arbitration, mediation or investigation that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. As of the date of this Agreement, neither Parent nor any of its subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award of or by any Governmental Entity, except for those that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.5 Proxy Statement. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is first mailed to the shareholders of the Company and at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.6 Brokers. No broker, finder or investment banker will be entitled to any brokerage, finder’s or other fee or commission from the Company prior to the Closing in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.7 Financing. Parent has delivered to the Company (a) true, complete and correct copies of executed commitment letters from Bank of America, N.A., Merrill Lynch, Pierce Fenner & Smith Incorporated, Credit Suisse AG, Cayman Islands Branch, Credit Suisse Securities (USA) LLC and Morgan Stanley Senior Funding, Inc. (collectively, the “Debt Financing Commitments”), pursuant to which the lenders party thereto have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement and related fees and expenses and the refinancing of certain outstanding indebtedness of the Company (the “Debt Financing”) and (b) the fee letter associated with the Debt Financing Commitments (it being understood that such letter has been redacted to omit the fee amounts, market flex provisions, caps and securities demands). Parent has delivered to the Company true, complete and correct copies of the executed commitment letters (collectively, the “Equity Financing Commitments” and together with the Debt Financing Commitments, the “Financing Commitments”), pursuant to which the Investors have committed, subject to the terms and conditions set forth therein, to invest in Parent the cash amounts set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”). The Equity Financing Commitments provide that the Company is a third party beneficiary thereof. None of the Financing Commitments has been amended, supplemented or modified prior to the date of this Agreement, and as of the date of this Agreement the respective commitments contained in the Financing Commitments have not been withdrawn, terminated or rescinded in any respect. Except for fee and engagement letters with respect to the Debt Financing, as of the date hereof there are no side letters or Contracts to which Parent or Merger Sub is a party related to the funding or investing, as applicable, of the Financing that could adversely affect the availability of the Financing other than as expressly set forth in the Financing Commitments delivered to the Company prior to the date hereof. Parent has fully paid any and all commitment fees or other fees in connection with the Financing Commitments that are payable on or prior to the date hereof, and as of the date hereof the Financing Commitments are in full force and effect and are the legal, valid, binding and enforceable obligations of Parent and Merger Sub, as the case may be, and, to the knowledge of Parent, each of the other parties thereto. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in the Financing Commitments. As of the date hereof, to the knowledge of Parent, there is no fact or occurrence existing that would make any of the statements (including assumptions) set forth in any of the Financing Commitments inaccurate in any material respect, and subject to the accuracy of the representations and warranties of the Company set forth in Article III, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or Merger Sub or, to the knowledge of Parent or Merger Sub, any other party thereto under any of the Financing Commitments. Assuming the Financing is funded in accordance with the Financing Commitments and assuming satisfaction of all of Parent’s and Merger Sub’s conditions to Closing, Parent and Merger Sub will have at and after the Closing funds sufficient to (i) pay the aggregate Merger Consideration, the aggregate amounts to be paid to holders of Company Stock Options, Restricted Shares, RSUs and the aggregate Convertible Note Consideration, in each case, as provided in this Agreement, (ii) pay any and all fees and expenses required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with the Merger and the Financing and (iii) pay for any refinancing of any outstanding indebtedness of the Company contemplated by this Agreement or the Financing Commitments. Except with respect to the persons set forth in Section 4.7 of the Parent Disclosure Schedule, neither Parent nor any of its subsidiaries or affiliates (for purposes of this Section 4.7, affiliates shall be deemed to include each direct or indirect Investor in Parent) has entered into any Contract at the direction or on behalf of Parent or Merger Sub prior to the date hereof (i) awarding any agent, broker, investment banker or financial advisor any financial advisory role on an exclusive basis in connection with the Merger or the transactions contemplated hereby or (ii) prohibiting or seeking to prohibit any bank or investment bank or other potential provider of debt financing, from providing or seeking to provide debt financing or financial advisory services to any person in connection with a transaction relating to the Company or its subsidiaries in connection with the Merger or the other transactions contemplated hereby.

Section 4.8 Operations of Parent and Merger Sub. Each of Parent and Merger Sub has been formed for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein or as incidental thereto. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, of which 10 shares are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect subsidiary of Parent.

Section 4.9 Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the transactions contemplated hereby. The vote or consent of Parent as the sole shareholder of Merger Sub (which shall have occurred immediately following execution of the Agreement) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger or the transactions contemplated hereby.

Section 4.10 Ownership of Shares. None of Parent or Merger Sub, or any of their respective subsidiaries beneficially owns (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder), or will prior to the Closing Date (other than pursuant to the transactions contemplated hereby) beneficially own, any Shares and none of Parent, Merger Sub, or any of their respective subsidiaries holds any rights to acquire or vote any Shares except as contemplated by this Agreement.

Section 4.11 Solvency. Assuming (a) the satisfaction of the conditions to Parent’s obligation to consummate the Merger, (b) the accuracy in all material respects of the representations and warranties of the Company in this Agreement (without giving effect to any materiality, “Material Adverse Effect” or knowledge qualification) and compliance by the Company in all material respects with the covenants contained in this Agreement and (c) any estimates, projections or forecasts of the Company and its subsidiaries have been prepared in good faith based upon assumptions that were and continue to be reasonable, immediately after giving effect to the transactions contemplated by this Agreement (including any Financings in connection with the transactions contemplated hereby), (i) Parent and its subsidiaries(on a consolidated basis) will not have incurred debts beyond their ability to pay such debts as they become absolute and matured, (ii) the then present “fair salable value” (as such quoted term is generally determined in accordance with applicable laws governing determinations of the insolvency of debtors) of the assets of Parent and its subsidiaries (on a consolidated basis) will exceed the amount that will be required to pay their probable liabilities (including the probable amount of all contingent liabilities) and their debts as they become absolute and matured and (iii) Parent and its subsidiaries (on a consolidated basis) will not have unreasonably small capital to carry on their business as presently conducted or as proposed to be conducted following the Closing Date. Parent and Merger Sub are not (x) causing a transfer of property or incurrence of an obligation in connection with the transactions contemplated hereby and (y) entering into the transactions contemplated hereby, in each case, with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any subsidiary of the Company. For purposes of this Section 4.11, not having “an unreasonably small capital to carry on their business as presently conducted or as proposed to be conducted following the Closing Date” and not having incurred debts “beyond their ability to pay such debts as they become absolute and matured” means that such persons will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet their obligations as they become absolute and matured.

Section 4.12 No Competing Business. To Parent’s knowledge as of the date hereof (i) none of Parent’s affiliates are, in Parent’s good faith judgment, engaged in any business which primarily engages in the discovery, development, manufacture and marketing of wound therapy, advanced wound care and regenerative medicine products and therapeutic support systems (“Competing Business”) and (ii) neither Parent nor any of its affiliates beneficially owns any equity interests or voting securities (including any equity interests or voting securities that may be acquired through the conversion or exchange of securities or the exercise of options, warrants or other rights) in excess of 10% of the outstanding capital stock of, in Parent’s good faith judgment, any Competing Business or any person engaged in any Competing Business; provided that clauses (i) and (ii) shall only apply to Parent’s affiliates or Parent’s or its affiliates’ ownership interests, respectively, to the extent such affiliates or ownership interest would, in Parent’s good faith judgment, be attributed to Parent or Merger Sub under the HSR Act or the EUMR.

Section 4.13 Certain Arrangements. As of the date hereof, there are no contracts, undertakings, commitments, agreements or obligations or understandings between Parent or Merger Sub or any of their affiliates, on the one hand, and any member of the Company’s management or the Company Board, in each case, in his or her individual capacity, on the other hand, relating to the transactions contemplated by this Agreement or the operations of the Company after the Effective Time.

Section 4.14 Investigation; No Other Representations or Warranties. Each of Parent and Merger Sub has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its subsidiaries and acknowledges that each of Parent and Merger Sub has been provided access to the properties, premises and records of the Company and its subsidiaries for this purpose. In entering into this Agreement, each of Parent and Merger Sub has relied upon its own investigation and analysis, and each of Parent and Merger Sub acknowledges that, except for the representations and warranties contained in Article III, each of Parent and Merger Sub acknowledges that neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its subsidiaries with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated by this Agreement.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1 Conduct of Business of the Company Pending the Merger. The Company covenants and agrees that, during the period from the date hereof until the Effective Time, except as required by law, as expressly permitted by this Agreement, as set forth on Section 5.1 of the Company Disclosure Schedule or unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the business of the Company and its subsidiaries shall be conducted in their ordinary course of business and the

Company shall use its commercially reasonable efforts to preserve substantially intact its business organization and to keep available the services of its officers and key employees, and to preserve in all material respects its present relationships with customers, suppliers and other persons with which it has material business relations; provided, however, that no action by the Company or its subsidiaries with respect to matters specifically addressed by clauses (a)-(q) below shall be deemed a breach of this Section 5.1 unless such action constitutes a breach of such clauses (a)-(q). Between the date of this Agreement and the Effective Time, except as required by law, as otherwise expressly permitted by this Agreement or as set forth on Section 5.1 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries shall, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) amend or otherwise change its articles of incorporation or bylaws or any similar governing instruments, other than immaterial changes to the articles of incorporation or bylaws or any similar governing instruments of any non-Significant Subsidiaries;

(b) issue, deliver, sell, pledge, dispose of or encumber any shares of capital stock, ownership interests or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, any other ownership interests or any voting securities (including stock options, stock appreciation rights, phantom stock, restricted stock units, performance shares or other similar instruments), of the Company or any of its subsidiaries (except for (i) the issuance of Shares upon the exercise of currently outstanding Company Stock Options, in accordance with the terms of any Company Plan, (ii) the issuance of Shares upon the settlement of currently outstanding RSUs (and dividend equivalents thereon, if applicable) in accordance with the terms of such instruments or (iii) the issuance of shares by a wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary of the Company);

(c) declare, authorize, set aside for payment, establish a record date for, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other equity interests (except for any dividend or distribution by a wholly-owned subsidiary of the Company to the Company or a wholly owned subsidiary of the Company);

(d) reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock of the Company, or reclassify, combine, split or subdivide any capital stock or other ownership interests of any of the Company’s subsidiaries;

(e) (i) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, rights or properties, in each case, other than (x) purchases of inventory and other assets in the ordinary course of business or pursuant to existing Contracts which have been made available to Parent prior to the date hereof, (y) acquisitions not exceeding $10 million in the aggregate or (z) acquisitions by the

Company or any of its wholly owned subsidiaries from the Company or any of its wholly owned subsidiaries or (ii) sell or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, rights or properties, in each case of this clause (ii), other than (x) sales or dispositions of inventory and obsolete assets in the ordinary course of business or of other assets pursuant to existing Contracts which have been made available to Parent prior to the date hereof, (y) sales or dispositions not exceeding $5 million in the aggregate or (z) sales or dispositions by the Company or any of its wholly owned subsidiaries to the Company or any of its wholly owned subsidiaries or (iii) grant or incur any Lien on any material assets, rights or properties other than (x) to secure indebtedness permitted by Section 5.1(i) or (y) Permitted Liens and Liens required under the Credit Agreement;

(f) modify or amend on terms materially adverse to the Company or terminate any Material Contract, or enter into any Contract which if entered into prior to the date hereof would be a Material Contract other than (A) Contracts of the type described in clauses (ii)(y) or (vi) of Section 3.19 or (B) to the extent such Contract is required to effect any action explicitly permitted by Section 5.1(a) through (q);

(g) (i) make or authorize (A) any capital expenditures, other than capital expenditures up to an aggregate amount not greater than the amount set forth on Section 5.1(g)(i) of the Company Disclosure Schedule and otherwise consistent with the budget provided to Parent prior to the date hereof or (B) any payments to the parties involved in, or otherwise in connection with, the matters referred in Section 5.1(m)(i) or (ii) commence the implementation of any new information technology modules or business transformation initiatives or related activities other than to the extent, as of the date hereof, such modules or related activities are set forth on Section 5.1(g)(ii) of the Company Disclosure Schedule and have been commenced or contractually committed to by the Company or its subsidiaries;

(h) grant any material licenses of Intellectual Property to any person other than a wholly owned subsidiary except non-exclusive licenses in the ordinary course of business;

(i) incur or modify in any material respect the terms of any indebtedness for borrowed money, or assume or guarantee any such indebtedness for borrowed money for any person (other than a wholly owned subsidiary of the Company), or make any loans or advances (excluding trade credit) or capital contributions to, or investments in, any other person (other than a wholly owned subsidiary of the Company) or enter into any swap or hedging transaction or other derivative agreement, in each case, other than in an amount not to exceed $15 million in the aggregate;

(j) except as required by applicable law or existing Contracts which have been made available to Parent prior to the date hereof, (i) increase the compensation or benefits of any of its present or former directors, officers or employees (except for increases in salary or wages for non-officer level employees in the ordinary course of business consistent with past practice), (ii) grant any severance or termination pay to any present or former director, officer or employee not required to be granted under any Company Plan, or any retention pay (other than cash retention benefits not to exceed $400,000 in the aggregate payable to active employees of the Company and its subsidiaries), (iii) enter into any employment, consulting or severance agreement or arrangement with any of its present or prospective directors, officers, other employees or individual independent contractors (excluding prospective employees, officers or independent contractors that had offers outstanding as of the date hereof which, with respect to offers of employment, are disclosed by title in Section 5.1(j) of the Company Disclosure Schedule), except for (A) offers of employment to prospective employees whose annual cash compensation (including any eligible bonus amounts) would not exceed, for the first two (2) weeks after the date of this Agreement, $350,000, and thereafter, $275,000, (B) agreements with individual independent contractors, in each case at an annual rate of cash compensation not to exceed $175,000 on an individual basis, in the ordinary course of business consistent with the recent past practices of the Company and (C) agreements with healthcare providers in the ordinary course, (iv) loan or advance any money or other property to any present or former director, officer or employee, (v) increase the funding obligation or contribution rate of any Company Plan or allow for the commencement of any new offering periods under any employee stock purchase plan, (vi) grant any equity or equity-based awards, (vii) establish, adopt, enter into, amend or terminate any Company Plan or (viii) use discretion to waive or accelerate any performance conditions applicable to any bonus or incentive awards or establish annual or long-term incentive targets with respect to future performance periods which are greater in amount, or otherwise have terms materially inconsistent with, the amount and terms applicable to the most recent annual and long-term awards made by the Company;

(k) make any material change in any accounting principles or methods, except as may be required by changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(l) (i) make any material Tax election, (ii) enter into any material settlement or compromise of any material Tax liability, (iii) file any amended Tax Return with respect to any material Tax, (iv) change any method of Tax accounting or Tax accounting period, (v) enter into any closing agreement relating to any material Tax or (vi) surrender any right to claim a material Tax refund;

(m) settle or compromise any suit, litigation, claim, action, proceeding, arbitration, mediation or investigation (i) described in items 1 through 15 of Section 3.9 of the Company Disclosure Schedule, (ii) with any Governmental Entity, including the FDA or (iii) any other suits, litigations, claims, actions, proceedings, arbitrations, mediations or investigations, other than, with respect to this clause (iii), (A) settlements or compromises where the amount paid in settlement or compromise, in each case, does not exceed $2 million, individually, or $10 million, in the aggregate, and which do not impose any material restrictions on the operations or businesses of the Company and its subsidiaries, taken as a whole or (B) withdrawals from litigation described in items 3 through 15 of Section 3.9 of the Company Disclosure Schedule, as disclosed in the Company’s SEC Reports, without making any material adverse substantive admissions or statements, or agreeing to any material restrictions on the operations or businesses of the Company and its subsidiaries, taken as a whole, in connection therewith;

(n) except for this Agreement, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity (other than with respect to or among wholly owned subsidiaries of the Company);

(o) effectuate a “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 (together with any similar state or local law, “WARN”) affecting in whole or in part any site of employment, facility, operating unit or Company Employee, without complying with all provisions of WARN, to the extent applicable;

(p) enter into any new line of business outside the Company’s and its subsidiaries’ existing three business segments; or

(q) authorize, commit or agree to take any of the foregoing actions.

Section 5.2 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ respective operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Proxy Statement. As soon as reasonably practicable following the date of this Agreement (and in any event within fifteen (15) Business Days after the date hereof), the Company shall, with the assistance of Parent, prepare and file the Proxy Statement with the SEC. Parent, Merger Sub and the Company will cooperate with each other in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as reasonably practicable after receipt thereof and to have the Proxy Statement cleared by the staff of the SEC as promptly as reasonably practicable after such filing. Each of Parent, Merger Sub and the Company agrees to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. The Company shall as soon as reasonably practicable notify Parent and Merger Sub of the receipt of any comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information and shall provide Parent with copies of all such comments and correspondence. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to propose comments on such document or response and shall include any such comments reasonably proposed by Parent.

Section 6.2 Shareholders Meeting. The Company, acting through the Company Board (or a committee thereof), shall (i) as soon as reasonably practicable following confirmation by the SEC that it has no further comments on the Proxy Statement take all action necessary to set a record date for, duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of approving this Agreement (the “Shareholders Meeting”); and (ii) subject to Section 6.5, include in the Proxy Statement the Company Recommendation and, use its reasonable best efforts to obtain the Company Requisite Vote. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to call, give notice of or convene the Shareholders Meeting or mail the Proxy Statement, in each case prior to the No-Shop Period Start Date; provided, that the Company shall cause the Proxy Statement to be mailed to the holders of Shares as of the record date established for the Shareholders Meeting as promptly as reasonably practicable; provided, that such record date shall be established no later than five (5) Business Days after the later of (x) the date on which the SEC (or the staff of the SEC) confirms that it has no further comments on the Proxy Statement and (y) the No-Shop Period Start Date.

Section 6.3 Access to Information. From the date of this Agreement to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, the Company shall, and shall cause its subsidiaries to, afford the officers, employees, and representatives, including financing sources (provided, however, that financing sources may only be provided with material non-public information subject to customary confidentiality undertakings), of Parent reasonable access during normal business hours, consistent with applicable law, to their personnel, properties, offices, and other facilities and to all books and records as Parent, through its officers, employees or representatives, including financing sources, may from time to time reasonably request, including for purposes of facilitating post-Closing business planning (it being agreed, however, that the foregoing shall not permit Parent or its (or its affiliates’) officers, employees or representatives to conduct any environmental testing or sampling); provided that no investigation pursuant to this Section 6.3 shall affect or be deemed to modify, limit or supplement any representation or warranty made by the Company herein. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by such employees of their normal duties. Neither the Company nor any of its subsidiaries shall be required to provide access to or to disclose any information or documents to the extent such access or disclosure would jeopardize the attorney-client privilege of the Company or its subsidiaries or contravene any law or binding agreement entered into prior to the date of this Agreement. To the extent reasonably practicable, the parties will make appropriate substitute arrangements under circumstances in which the restrictions of the preceding sentence apply.

Section 6.4 Confidentiality. Each of Parent and Merger Sub will hold and treat and will use reasonable best efforts to cause its officers, employees, agents and representatives to hold and treat in confidence all documents and information concerning the Company and its subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, dated April 14, 2011 among the Company, Apax Partners, L.P. and Apax Partners LLP (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms; provided that the execution of this Agreement by the Company shall constitute written consent by the Company pursuant to the Confidentiality Agreement to all actions by Parent, Merger Sub and their representatives permitted or contemplated by this Agreement. The Company agrees that Apax Partners, L.P. and Apax Partners LLP are express third party beneficiaries of each waiver to, or amendment of, the Confidentiality Agreement contained herein or contemplated hereby. Furthermore, the Company agrees that the Confidentiality Agreement is hereby amended to permit the inclusion of all existing or prospective equity investors, co-bidders, financing sources, outside agents and other advisors permitted under this Agreement in the term “Representative” as such term is defined therein; provided that Parent shall comply with Section 6.15(d) in connection with the engagement of any such persons; provided, further, that any such persons shall not be a Competing Business or beneficially own any equity interests or voting securities (including any equity interests or voting securities that may be acquired through the conversion or exchange of securities or the exercise of options, warrants or other rights) in excess of 10% of the outstanding stock of any Competing Business or any person engaged in any Competing Business.

Section 6.5 Acquisition Proposals; Go-Shop.

(a) Go-Shop Period. Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York City time) on the 40th calendar day after the date of this Agreement (the “Go-Shop Period”), the Company and its subsidiaries and their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) shall have the right to: (i) initiate, solicit, facilitate and encourage (publicly or otherwise) any inquiry or the making of any proposals or offers that could constitute Acquisition Proposals, including by way of providing access to non-public information to any person and its Representatives, its affiliates and its prospective equity and debt financing sources pursuant to (but only pursuant to) a confidentiality agreement that contains terms that are not materially less favorable to the Company than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not prohibit the making or amendment of an Acquisition Proposal publicly or privately) (an “Acceptable Confidentiality Agreement”); provided that the Company shall promptly make available to Parent and Merger Sub (through an electronic data site or otherwise) any non-public information concerning the Company or its subsidiaries that the Company provides to any person given such access that was not previously made available to Parent or Merger Sub; provided further the Company and its subsidiaries and their respective Representatives shall withhold such portions of documents or information, or provide pursuant to customary “clean-room” or other appropriate procedures, to the extent relating to any pricing or other matters that are highly sensitive or competitive in nature if the exchange of such information could reasonably be likely to be harmful to the operation of the Company in any material respect, and (ii) engage or enter into, continue or otherwise participate in any discussions or negotiations with any persons or groups of persons and their Representatives, their affiliates and their prospective equity and debt financing sources with respect to any Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Acquisition Proposals. The Company agrees that it and its subsidiaries will not enter into any confidentiality agreement or other agreement with any person subsequent to the date hereof which prohibits the Company from providing any information to Parent and Merger Sub in accordance with this Section 6.5.

(b) No Solicitation or Negotiation. Except as expressly permitted by this Section 6.5 (including Section 6.5(c)) and except as may relate to any Excluded Party, the Company and its subsidiaries and their respective officers and directors shall, and the Company shall cause its and its subsidiaries’ other Representatives to, (i) at 12:00 a.m. (New York City time) on the 41st calendar day after the date of this Agreement (the “No-Shop Period Start Date”) immediately cease any solicitation, encouragement, discussions or negotiations (or any other actions permitted by Section 6.5(a)) with any persons that may be ongoing with respect to an Acquisition Proposal and request promptly thereafter that such persons return or destroy all confidential information concerning the Company and its subsidiaries provided by the Company or its subsidiaries or Representatives and (ii) from the No-Shop Period Start Date until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, not (A) initiate, solicit, knowingly facilitate or knowingly encourage (publicly or otherwise) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to an Acquisition Proposal or (B) engage or enter into, continue or otherwise participate in any discussions or negotiations with respect to, or provide any non-public information or data concerning the Company or its subsidiaries to any person relating to, or that could reasonably be expected to lead to, any Acquisition Proposal or otherwise cooperate with or assist or participate in, or facilitate such inquiries, proposals, discussions or negotiations or any effort or attempt to make or effectuate an Acquisition Proposal.

(c) Conduct Following No-Shop Period Start Date. Notwithstanding anything in this Agreement to the contrary but subject to the last sentence of this Section 6.5(c), at any time following the No-Shop Period Start Date and prior to the time, but not after, the Company Requisite Vote is obtained, if the Company receives a written Acquisition Proposal from any person or group of persons (i) the Company and its Representatives may contact such person or group of persons solely to clarify the terms and conditions thereof, (ii) the Company and its Representatives may provide non-public information and data concerning the Company and its subsidiaries to such person or group of persons and their Representatives, their affiliates and their prospective equity and debt financing sources if the Company receives from such person an executed Acceptable Confidentiality Agreement; provided that the Company shall promptly make available to Parent and Merger Sub (through an electronic data site or otherwise) any non-public information concerning the Company or its subsidiaries that the Company made available to any such person or group of persons and their Representatives, their affiliates and their prospective equity and debt financing sources if such information was not previously made available to Parent or Merger Sub; provided further the Company and its subsidiaries and their respective Representatives shall withhold such portions of documents or information, or provide pursuant to customary “clean-room” or other appropriate procedures, to the extent relating to any pricing or other matters that are highly sensitive or competitive in nature if the exchange of such information could reasonably be likely to be harmful to the operation of the Company in any material respect and (iii) the Company and its Representatives may engage or participate in any discussions or negotiations with such person regarding such Acquisition Proposal, if prior to taking any action described in clauses (ii) or (iii) above, the Company Board determines in good faith (after consultation with its financial advisor and outside counsel) that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal. For the avoidance of doubt, notwithstanding the occurrence of the No-Shop Period Start Date, the Company may continue to engage in the activities described in Section 6.5(a) with respect to any Excluded Parties, including with respect to any amended proposal that is more favorable to the Company’s shareholders from a financial point of view than the transaction contemplated by this Agreement and submitted by any Excluded Parties following the No-Shop Period Start Date, and the restrictions in Section 6.5(b) shall not apply with respect thereto; provided that the provisions of Sections 6.5(e), (g), (h) and (i) shall apply.

(d) Definitions. For purposes of this Agreement:

(i) “Acquisition Proposal” means any bona fide inquiry, proposal or offer from any person or group of persons other than Parent or one of its subsidiaries for, in one transaction or a series of related transactions, (A) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving an acquisition of the Company, (B) the acquisition in any manner, directly or indirectly, of 20% or more of the equity securities (or securities convertible into 20% or more of the equity securities) or consolidated total assets of the Company and its subsidiaries, (C) any tender offer or exchange offer that, if consummated, would result in any person, directly or indirectly, beneficially owning 20% or more of the equity securities (or securities convertible into 20% or more of the equity securities) of the Company or (D) any combination of the foregoing, in each case other than the Merger.

(ii) “Excluded Party” means any person or group of persons (including, with respect thereto, their Representatives, their affiliates and their prospective equity and debt financing sources) from whom the Company has received during the Go-Shop Period a written Acquisition Proposal that the Company Board determines in its good faith judgment prior to the No-Shop Period Start Date, after consultation with the Company’s financial advisor and outside counsel, is, or would reasonably be expected to result in, a Superior Proposal; provided that any such person or group of persons shall cease to be an Excluded Party when the ultimate equityholder(s) of such person and the other persons who were members of such group of persons, if any, as of the No-Shop Period Start Date, cease to provide (directly or indirectly) in the aggregate at least 50% of the equity financing (measured by voting power and value) of such person or group at any time following the No-Shop Period Start Date and the Company receives actual notice (or obtains actual knowledge (as defined in Section 9.3)) thereof.

(iii) “Superior Proposal” means a written Acquisition Proposal (with the percentages set forth in the definition of such term changed from 20% to 50%), that the Company Board has determined in its good faith judgment, after consultation with the Company’s financial advisor and outside counsel (A) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial (including the financing terms thereof) and regulatory aspects of the proposal and the person making the proposal and (B) would result in a transaction more favorable to the Company’s shareholders from a financial point of view than the transactions contemplated by this Agreement (taking into account the conditionality and the timing and likelihood of consummation as compared to the transactions contemplated hereby and after giving effect to all of the adjustments which may be offered by Parent and Merger Sub pursuant to Section 6.5(h)).

(e) No Change in Recommendation or Alternative Acquisition Agreement. Except as set forth in this Section 6.5(e), the Company Board shall not:

(i) withhold, withdraw, qualify or modify (or publicly propose to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation, adopt, approve or recommend (publicly or otherwise) any Acquisition Proposal, fail to include the Company Recommendation in the Proxy Statement or fail to recommend against any Acquisition Proposal subject to Regulation 14D under the Exchange Act in any solicitation or recommendation statement made on Schedule 14D-9 within ten (10) Business Days after the commencement of such Acquisition Proposal (any such action, a “Change of Recommendation”); or

(ii) except if it concurrently terminates this Agreement pursuant to Section 8.3(a) and immediately prior to or concurrently with such termination pays to Parent or its designees in immediately available funds any fees required to be paid pursuant to Section 8.5, cause or permit the Company to enter into any letter of intent, memorandum of understanding, acquisition agreement, merger agreement or similar definitive agreement (other than a confidentiality agreement referred to in Section 6.5(a) or Section 6.5(c)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal or requiring the Company to abandon, terminate, breach or fail to consummate the transactions contemplated by this Agreement.

Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Company Requisite Vote is obtained, so long as none of the Company, its subsidiaries or their Representatives have breached in any material respect this Section 6.5, the Company Board may (x) effect a Change of Recommendation in response to an Acquisition Proposal that the Company Board determines in good faith (after consultation with its financial advisor and outside counsel) is a Superior Proposal (including any Superior Proposal made by an Excluded Party) made after the date hereof (giving effect to all of the adjustments to be offered to Parent pursuant to Section 6.5(h)), (y) terminate this Agreement under Section 8.3(a) if the Company Board determines in good faith (after consultation with its financial advisor and outside counsel) that the Acquisition Proposal that is the subject of the Alternative Acquisition Agreement is a Superior Proposal or (z) effect a Change of Recommendation if developments, circumstances or occurrences that materially improve the financial condition, results of operations or prospects of the Company or its subsidiaries that were neither known by the Company as of the date hereof nor reasonably expected by the Company to occur as of the date hereof and do not relate to (1) any Acquisition Proposal, (2) any developments, circumstances or occurrences relating to the Investors, Parent, Merger Sub or any of their affiliates as a result of this Agreement, (3) clearance of the Merger under the HSR Act or any Foreign Merger Control Laws or (4) the fact, in each case in and of itself, that the Company meets or exceeds any internal or published projections, forecasts or estimates of its revenue, earnings or other financial performance or results of operations for any period ending on or after the date hereof, or changes after the date of this Agreement in the market price or trading volume of the Company Common Stock or the credit rating of the Company (provided, that the developments, circumstances, facts or occurrences giving rise to or contributing to such material improvement or improvements may be taken into account in the determination under this clause (4)) (an “External Event”) become known and as a result of such development, circumstance or occurrence that materially improves the financial condition, results of operations or prospects of the Company or its subsidiaries, the Company Board determines in good faith, after consultation with outside counsel, that failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law.

(f) Certain Permitted Disclosure. Nothing contained in this Section 6.5 shall be deemed to prohibit the Company or the Company Board from (i) complying with its disclosure obligations under United States federal or state law with regard to an Acquisition Proposal, including taking and disclosing to its shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to shareholders) or (ii) making any “stop-look-and-listen” communication to the shareholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the shareholders of the Company); provided that the Company publicly states that there has been no change in the Company Recommendation in such disclosure.

(g) Notice. Within two (2) Business Days following the No-Shop Period Start Date, the Company shall notify Parent of the number and identity of Excluded Parties and provide Parent with a written summary of the material terms and conditions of any Acquisition Proposal received from an Excluded Party that was not in writing (which material terms and conditions pursuant to such oral Acquisition Proposal shall include the identity of the person or group of persons making such Acquisition Proposal) and, if applicable, copies of all documents relating to any Acquisition Proposal received from an Excluded Party. From and after the No-Shop Period Start Date, the Company agrees that it will promptly (and, in any event, within two (2) Business Days) notify Parent if any Acquisition Proposal is received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the material terms and conditions of any proposals or offers if such proposals or offers were not made in writing (which material terms and conditions pursuant to such oral Acquisition Proposal shall include the identity of the person or group of persons making such Acquisition Proposal) and, if applicable, copies of all documents relating thereto, including requests, proposals or offers and proposed agreements and thereafter shall keep Parent reasonably informed of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any related discussions or negotiations.

(h) The Company shall not be entitled to effect a Change of Recommendation with respect to a Superior Proposal or to terminate this Agreement under Section 8.3(a) unless (i) none of the Company, its subsidiaries or their Representatives have breached in any material respect this Section 6.5, (ii) the Company has provided a written notice (a “Notice of Superior Proposal”) to Parent and Merger Sub that the Company intends to take such action and, if the Superior Proposal was not made in writing, a description of the material terms and conditions of the Superior Proposal that is the basis of such action and, if applicable, copies of all documents relating thereto (including the identity of the person making such proposal) including any related financing commitments, (iii) during the three (3) Business Day period following Parent’s and Merger Sub’s receipt of the Notice of Superior Proposal, the Company shall, and shall cause its

Representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of this Agreement and the Financing Commitments so that such Superior Proposal ceases to constitute a Superior Proposal and (iv) following the end of such three (3) Business Day period, the Company Board shall have determined in good faith after consultation with its financial advisor and outside counsel, taking into account any changes to this Agreement and the Financing Commitments proposed by Parent and Merger Sub in response to the Notice of Superior Proposal or otherwise, that the Superior Proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal. Any material amendment to the financial terms or any other material amendment of such Superior Proposal shall require a new Notice of Superior Proposal and the Company shall be required to comply again with the requirements of this Section 6.5(h); provided, however, that references herein to the three (3) Business Day period shall be deemed to be references to a two (2) Business Day period with respect thereto. The Company shall not be entitled to effect a Change of Recommendation with respect to an External Event unless (i) none of the Company, its subsidiaries or their Representatives have breached in any material respect this Section 6.5, (ii) the Company has provided a written notice (the “Notice of External Event”) to Parent and Merger Sub that it will take such action and describing in detail such External Event, (iii) during the three (3) Business Day period following Parent’s and Merger Sub’s receipt of the Notice of External Event, the Company shall, and shall cause its Representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the failure to make such Change of Recommendation would no longer be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law and (iv) following the end of the three (3) Business Day period, the Company Board shall have determined in good faith after consultation with outside counsel, taking into account any changes to this Agreement proposed by Parent and Merger Sub in response to the notice, that failure to make a Change of Recommendation with respect to such External Event would still be inconsistent with its fiduciary duties under applicable law. Any material change to the developments, circumstances or occurrences relating to such External Event shall require a new Notice of External Event and the Company shall be required to comply again with the requirements of this Section 6.5(h).

(i) The obligations of the Company under this Agreement, including to establish a record date for, duly call, give notice of, convene and hold the Shareholders Meeting shall not be affected by a Change of Recommendation unless this Agreement has been terminated pursuant to Section 8.3.

Section 6.6 Employment and Employee Benefits Matters.

(a) Parent shall cause the Surviving Corporation and each of its subsidiaries to maintain for Company Employees, for the period commencing at the Effective Time and ending on the first anniversary of the Effective Time: (i) annual cash compensation levels (such term to mean (A) annual rate of cash base salary and wage rates, as applicable and (B) target annual cash incentive opportunities that are no less favorable in the aggregate than such annual rates of base salary and wage rates, as applicable and such target annual cash incentive compensation opportunities maintained for and provided to Company Employees immediately prior to the Effective Time) and (ii) health and welfare benefits and retirement benefits provided under

Company Plans (excluding, for the avoidance of doubt, equity compensation), that in the aggregate are no less favorable than, such health and welfare benefits, and retirement benefits maintained for and provided to Company Employees immediately prior to the Effective Time.

(b) As of and after the Effective Time, Parent will, or will cause the Surviving Corporation to, give Company Employees full credit for purposes of eligibility, participation, vesting and benefit accruals (but not for purposes of benefit accruals under any defined benefit pension plans, to the extent this credit would result in a duplication of benefits for the same period of service), under any employee compensation and incentive plans, benefit (including vacation but excluding for purposes of any equity incentive compensation) plans, programs, policies and arrangements maintained for the benefit of Company Employees as of and after the Effective Time by Parent, its subsidiaries or the Surviving Corporation for the Company Employees’ service with the Company, its subsidiaries and their predecessor entities (each, a “Parent Plan”) to the same extent recognized by the Company immediately prior to the Effective Time. With respect to each Parent Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA, regardless as to whether or not such Parent Plan is subject to ERISA), Parent or its subsidiaries shall (i) cause there to be waived any pre-existing condition or eligibility limitations and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Company Employees under similar plans maintained by the Company and its subsidiaries in the plan year in which the Effective Time occurs.

(c) As of and after the Effective Time, Parent will, or will cause the Surviving Corporation to, honor the Company Plans in accordance with their terms, including any severance and retention plans and agreements, subject to the Parent’s ability to amend any provisions or terminate any Company Plan consistent with the applicable Company Plan.

(d) This Agreement shall inure exclusively to the benefit of and be binding upon the parties hereto and their respective successors, assigns, executors and legal representatives. Nothing in this Section 6.6, express or implied, (i) is intended to confer on any person (including any Company Employee) or entity, other than the parties to this Agreement or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement and (ii) shall constitute an amendment to any Company Plan.

Section 6.7 Directors’ and Officers’ Indemnification and Insurance.

(a) Without limiting any additional rights that any employee may have under any employment agreement or Company Plan as in effect on the date hereof and which has previously been made available to Parent, from the Effective Time, Parent shall cause the Surviving Corporation to, indemnify and hold harmless each present (as of the Effective Time) and former officer and director of the Company or any of its subsidiaries (including any employee who serves as a fiduciary of a Company Plan) (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, based on or arising out of, or pertaining to, in whole or in part, (x) the fact that an Indemnified Party is or was an officer or director of the Company or any of its subsidiaries or is or was serving at the request of the Company or any of its subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise or non-profit entity, (y) matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby) or (z) actions or omissions by an Indemnified Party taken at the request of the Company or any of its subsidiaries, in each case, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law. In the event of any such claim, action, suit, proceeding or investigation, (A) each Indemnified Party will be entitled to advancement of expenses (including fees and expenses of legal counsel) incurred in the defense of any claim, action, suit, proceeding or investigation from the Surviving Corporation within ten (10) Business Days of receipt by the Surviving Corporation from the Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification pursuant to this Section 6.7, (B) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim (and in which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes a release of such Indemnified Party from all liability arising out of such action, suit, proceeding, investigation or claim or such Indemnified Party otherwise consents and (C) the Surviving Corporation shall cooperate in the defense of any such matter.

(b) The articles of incorporation and bylaws of the Surviving Corporation shall, to the extent permitted by law, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in the Company’s Articles of Incorporation and Bylaws, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such individuals.

(c) For a period of six (6) years after the Effective Time, with respect to claims asserted arising from or related to facts, events, acts and/or omissions which occurred or were committed or allegedly occurred or were committed at or before the Effective Time, Parent shall cause to be maintained, at Parent’s option: (i) the current policies of directors’ and officers’ liability insurance maintained by the Company; (ii) a directors’ and officers’ liability “tail” or “runoff” insurance program, with an aggregate coverage limit over the term of such program in an amount not to exceed the unimpaired annual aggregate coverage limit under the Company’s existing directors’ and officers’ liability policy, and in all other respects substantially comparable to such existing coverage or (iii) such other policies of directors’ and officers’ liability insurance with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous as those set forth in the current policies of directors’ and officers’ liability insurance maintained by the Company; provided, however, that Parent shall not be obligated to make a premium payment for such insurance to the extent such premium exceeds 250% of the annual premiums paid as of the date hereof by the Company for such insurance, which annual premiums paid are set forth on Section 6.7(c) of the Company Disclosure Schedule (such 250% amount, the “Base Premium”); provided further, if such insurance coverage cannot be obtained at all, or can only be obtained at a premium in excess of the Base Premium, Parent shall maintain the most advantageous policies of directors’ and officers’ insurance reasonably available for an annual premium equal to the Base Premium.

(d) If Parent does not elect to purchase a “tail” policy, the Company may, at its option, prior to the Effective Time and in lieu of the foregoing insurance coverage, purchase a six (6) year “tail” policy providing at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured as the current policies of directors’ and officers’ liability insurance maintained by the Company with respect to claims arising from facts or events that occurred at or before the Effective Time; provided, however, that the Company shall not, without Parent’s consent, make a premium payment for such insurance to the extent such premium exceeds the Base Premium.

(e) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation is made against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions and benefits of this Section 6.7 shall continue in full force and effect until the final disposition of such claim, action, suit proceeding or investigation.

(f) This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives. Parent shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 6.7; provided that such Indemnified Parties make an undertaking to repay such expenses if it is determined that they were not entitled to indemnification or expense reimbursement under this Section 6.7. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise.

(g) In the event that Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.7.

Section 6.8 Further Action; Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties shall use its reasonable best efforts to (i) take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other in order to do, all things necessary, proper or advisable (including under any Antitrust Law or Foreign Merger Control Law, including in connection with any filing relating to CFIUS, and including obtaining all approvals, consents, waivers of any third party necessary, proper or advisable) to consummate the transactions contemplated by this Agreement as soon as practicable, (ii) do all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable, including: (A) causing the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger and the taking of such actions as are necessary to obtain any requisite consent or approval, or expiration of any applicable waiting period under, the HSR Act, any applicable Antitrust Law or any applicable Foreign Merger Control Law or with respect to CFIUS and (B) using reasonable best efforts to defend all lawsuits and other proceedings by or before any

Governmental Entity challenging this Agreement or the consummation of the Merger and (iii) resolve any objection asserted with respect to the transactions contemplated under this Agreement under any Antitrust Law or Foreign Merger Control Law raised by any Governmental Entity and to prevent the entry of any court order, and to have vacated, lifted, reversed or overturned any injunction, decree, ruling, order or other action of any Governmental Entity that would prevent, prohibit, restrict or delay the consummation of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, in no event shall Parent or Merger Sub be obligated pursuant to this Agreement to, and the Company shall not without the written consent of Parent, divest or hold separate any assets or to take or commit to take any action which would be reasonably likely to (i) materially adversely impact the benefits expected to be derived by Parent, as a result of the transactions contemplated by this Agreement or (ii) impose material limitations on Parent’s ownership or operation (or that of any of Parent’s subsidiaries or affiliates) of all or a material portion of the Company’s business or assets.

(b) In furtherance and not in limitation of the provisions of Section 6.8(a), each of the parties, as applicable, agrees to prepare and file as promptly as reasonably practicable, (A) and in any event by no later than fifteen (15) Business Days from the date of this Agreement (i) an appropriate Notification and Report Form pursuant to the HSR Act, (ii) an appropriate notification form pursuant to the requirements of the Canadian Competition Act, as amended and (iii) an appropriate notification form pursuant to the requirements of Brazil Antitrust Law of June 11, 1994, as amended, and any regulations and resolutions promulgated in connection therewith, and (iv) any draft filings, notifications or reports required under the EUMR and (B) to the extent required, any initial filings, notifications or reports required under the jurisdictions set forth on Section 7.1(b) of the Company Disclosure Schedule. Parent shall pay all filing fees for the filings required under the HSR Act by the Company and Parent.

(c) The parties shall keep each other apprised of the status of significant matters relating to the completion of the transactions contemplated by this Agreement and work cooperatively in connection with obtaining the approvals of or clearances from each applicable Governmental Entity, including:

(i) cooperating with each other in connection with filings required to be made by any party under any Antitrust Law or Foreign Merger Control Law and coordinating with each other in relation to each step of the procedure before the relevant Governmental Entities and as to the contents of all material communications with such Governmental Entities. In particular, to the extent permitted by law or Governmental Entity, no party will make any material notification to any Governmental Entity in relation to the transactions contemplated hereunder without first providing the other party with a copy of such notification in draft form and giving such other party a reasonable opportunity to discuss its content before it is filed with the relevant Governmental Entities, and such first party shall consider and take account of all reasonable comments timely made by the other party in this respect;

(ii) furnishing, to the extent permitted by law, to the other party all necessary information that the other party may reasonably request in connection with filings required to be made by such other party under Antitrust Laws and Foreign Merger Control Laws; and

(iii) promptly notifying each other of any material communications from or with any Governmental Entity with respect to the transactions contemplated by this Agreement and ensuring to the extent permitted by law or Governmental Entity that each of the parties is given the opportunity to attend any meetings with or other appearances before any Governmental Entity with respect to the transactions contemplated by this Agreement.

(d) Parent will, as promptly as practicable after the date hereof, commence discussions with the CFIUS staff regarding the transactions contemplated by this Agreement, and Parent and the Company will as promptly as practicable after the date hereof cooperate to prepare the notice pursuant to the Exon-Florio Amendment to be used if Parent deems such filing necessary. For the avoidance of doubt, Parent and the Company shall commence preparation of such notice prior to receipt of or any guidance on a final determination, if any, from the CFIUS staff, and, so long as the Company timely provides all reasonable cooperation in connection therewith, including providing all information reasonably necessary for the preparation of a draft joint notice, Parent shall within twenty (20) Business Days of the date hereof either (i) provide the initial draft joint notice pursuant to the Exon-Florio Amendment to the CFIUS staff, if Parent deems such filing necessary or (ii) notify the Company that it does not deem such filing necessary.

(e) The Company shall give prompt notice to Parent and Merger Sub, and copies of any correspondence to or from the FDA, any Foreign Regulatory Entity or Healthcare Governmental Entity containing substantive, factual or legal issues that relate to the compliance status of the Company or any of its subsidiaries and/or any of their respective products or otherwise provide the other party with reasonable information or respond to reasonable requests for information with respect to such matters. The Company shall give due consideration, following reasonable prior notice to Parent, to any advice from Parent as to how to respond to any material correspondence from the FDA, any Foreign Regulatory Entity or Healthcare Governmental Entity or with respect to any other material submissions to any of the foregoing. If the Company is invited to participate in any meeting with the FDA with respect to the letter received on May 5, 2011, any warning letter, untitled letter, notice of violation letter, FDA establishment inspection close-out, recall, or any enforcement action initiated by FDA, or invited to participate in any meeting with any Foreign Regulatory Entity pertaining to similar matters, then the Company shall give Parent reasonable prior notice of such meeting and invite one outside representative of Parent (designated by Parent and who is qualified as a subject matter expert reasonably acceptable to the Company) to attend such meeting unless prohibited by the FDA or such Foreign Regulatory Entity. The Company will (i) cooperate with, and provide reasonable access to, Parent’s representative for purposes of reviewing and assessing the Company’s FDA and Healthcare Law compliance programs and procedures, (ii) give due consideration to any resulting recommendations provided by Parent’s representative and (iii) use its reasonable best efforts to implement any such recommendations that it considers, in its own good faith judgment, to be advisable.

(f) Notwithstanding the foregoing provisions of this Section 6.8, commercially and/or competitively sensitive information and materials of a party will be provided to the other party on an outside counsel-only basis while, to the extent feasible, making a version in which the commercial and/or competitively sensitive information has been redacted available to the other party.

Section 6.9 Public Announcements. The Company and Parent will consult with and provide each other the reasonable opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange. Parent and the Company agree that the initial press release announcing the execution and delivery of this Agreement shall be a joint release of Parent and the Company. Notwithstanding the foregoing, nothing in this Section 6.9 shall limit the Company’s or the Company Board’s rights to make public statements about its actions under Section 6.5 without prior consultation.

Section 6.10 Anti-Takeover Statutes. If the restrictive provisions of any Anti-Takeover Statute is or may become applicable to this Agreement (including the Merger and the other transactions contemplated hereby), each of Parent, the Company and Merger Sub and their respective boards of directors shall grant all such approvals and take all such actions as are reasonably necessary so that such transactions may be consummated as promptly as practicable hereafter on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

Section 6.11 Notification of Certain Matters; Shareholder Litigation.

(a) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relate to the Merger or the other transactions contemplated hereby and (ii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Merger set forth in Article VII not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.11 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice. The parties agree and acknowledge that the Company’s, on the one hand, and Parent’s on the other hand, compliance or failure of compliance with this Section 6.11 shall not be taken into account for purposes of determining whether the condition referred to in Section 7.2(b) or Section 7.3(b), respectively, shall have been satisfied.

(b) Without limiting the foregoing, in the event that any shareholder or derivative suit, action, litigation or claim related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought, or, to the knowledge of the Company, threatened in writing, against the Company and/or the members of the Company Board prior to the Effective Time, the Company shall promptly notify Parent of any such suit, litigation or claim and shall keep Parent reasonably informed with respect to the status thereof. The Company shall reasonably consult with Parent with respect to the defense or settlement of any such suit, litigation or claim, and no settlement thereof shall be agreed to without Parent’s prior written consent.

Section 6.12 Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.13 Treatment of Notes; Credit Agreement.

(a) Prior to the Effective Time, the Company shall take all necessary actions (i) in accordance with the terms of the Indenture dated as of April 21, 2008, between the Company, KCI USA, Inc., and U.S. Bank National Association, as trustee, as amended or supplemented to the date of this Agreement (the “Convertible Notes Indenture”), including the giving of any notices that may be required in connection with any repurchases or conversions of Convertible Notes occurring as a result of the transactions contemplated by this Agreement constituting a “Fundamental Change” and/or “Make-Whole Fundamental Change” as such terms are defined in the Convertible Notes Indenture, and delivery of any supplemental indentures, legal opinions, officers certificates or other documents or instruments required in connection with the consummation of the Merger and (ii) to facilitate the settlement of the Call Options and Warrants. The Company shall ensure compliance with and discharge of the obligations of the Company and its subsidiaries under the Convertible Notes Indenture in accordance with the terms thereof, including the provision that, at the Effective Time, each outstanding Convertible Note shall no longer be convertible into shares of Company Common Stock and shall be convertible solely into the Merger Consideration and other payments under this Agreement that the holder of such Convertible Note would have been entitled to receive pursuant to the Merger if such holder had converted such Convertible Note immediately prior to the Effective Time in connection with a “Fundamental Change” and/or “Make-Whole Fundamental Change” (as such terms are defined in the Convertible Notes Indenture).

(b) At or immediately prior to the Effective Time, the Company shall deliver to Parent copies of a payoff letter (subject to delivery of funds as arranged by Parent), in commercially reasonable form, from the administrative agent under the Credit Agreement and shall make arrangements for the release of all Liens and other security over the Company’s and its subsidiaries’ properties and assets securing its obligations under the Credit Agreement, together with the return of any collateral in the possession of the administrative agent or the collateral agent, at or as soon as practicable following the Effective Time (subject to delivery of funds as arranged by Parent).

(c) Whether or not the payoff of the Credit Agreement occurs pursuant to this Agreement, Parent shall promptly, upon request by the Company, reimburse the Company for all documented reasonable out of pocket costs and expenses (including reasonable attorneys’ fees and the fees of any dealer manager, information agent, depositary or other agent retained in connection with this Agreement) incurred by the Company or any of its subsidiaries in connection with the cooperation of the Company and its subsidiaries contemplated by this Section 6.13. Without duplication of any amounts to be reimbursed by Parent pursuant to the immediately foregoing sentence, if the Closing does not occur, Parent shall indemnify and hold harmless the Company, its subsidiaries and their respective officers, advisors and

Representatives from and against any and all losses suffered or incurred by any of them in connection with their cooperation with Parent as contemplated by this Section 6.13.

Section 6.14 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement.

Section 6.15 Financing.

(a) Parent and Merger Sub acknowledge and agree that their obligations to consummate the Closing are not subject to a financing condition under Article VII.

(b) Parent shall not agree to any amendment or modification to be made to, or any waiver of any provision or remedy under the Debt Financing Commitments without the prior written consent of the Company if such amendments, modifications or waivers would reasonably be expected to (x) reduce the aggregate amount of the Debt Financing below the amount required to consummate the Merger and repay or refinance the debt contemplated in this Agreement or the Financing Commitments including all fees and expenses related in each case thereto or (y) impose new or additional conditions to the receipt of the Debt Financing that would reasonably be expected to (1) expand in any material respect the conditions precedent or contingencies to the funding at Closing or prevent or materially delay the consummation of the transactions contemplated by this Agreement or (2) materially adversely impact the ability of Parent or Merger Sub to enforce its rights against the other parties to the Financing Commitments (provided, that, subject to Section 6.15(d), for the avoidance of doubt, Parent and Merger Sub may replace or amend the Debt Financing Commitments to add lenders, lead arrangers, bookrunners, syndication agents or similar entities, if the addition of such additional parties, individually or in the aggregate, would not reasonably be expected to prevent or materially delay or impair the availability of the financing under the Debt Financing Commitments or the consummation of the transactions contemplated by this Agreement). Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and conditions described in or contemplated by the Debt Financing Commitments, including using reasonable best efforts to (i) maintain in effect the Debt Financing Commitments, (ii) satisfy on a timely basis (taking into account the expected timing of the Marketing Period) all conditions and covenants applicable to Parent and Merger Sub in the Debt Financing Commitments (including by consummating the financing pursuant to the terms of the Equity Financing Commitments) and otherwise comply with its obligations thereunder, (iii) enter into definitive agreements with respect thereto (such definitive agreements being referred to as the “Debt Financing Agreements”) on the terms and conditions (including the flex provisions) contemplated by the Debt Financing Commitments (or terms and conditions no less favorable, in the aggregate, to Parent and Merger Sub (in the reasonable judgment of Parent) than the terms and conditions in the Debt Financing Commitments), (iv) in the event that all conditions in the Debt Financing Commitments (other than the availability or funding of any Equity Financing) have been satisfied, consummate the Debt Financing at or prior to Closing, (v) enforce its rights under the Debt Financing Commitments and (vi) in the event that all conditions in the Debt Financing Commitments (other than the availability or funding of any Equity Financing) have been satisfied, cause the lenders and other persons providing Debt Financing to fund on the Closing

Date the Debt Financing required to consummate the Merger and the other transactions contemplated hereby. Parent shall (x) furnish to the Company complete, correct and executed copies of the Debt Financing Agreements, (y) give the Company prompt notice of any material breach by any party of any of the Financing Commitments or the Debt Financing Agreements of which Parent or Merger Sub becomes aware or any termination thereof and (z) upon the Company’s request, otherwise keep the Company reasonably informed of the status of Parent’s and Merger Sub’s efforts to arrange the Financing (or any replacement thereof). If any portion of the Debt Financing becomes unavailable on the terms and conditions (including the flex provisions) or from sources contemplated in the Debt Financing Commitments, Parent shall use its reasonable best efforts to arrange and obtain alternative debt financing from alternative debt sources in an amount sufficient to consummate the transactions contemplated by this Agreement upon terms and conditions not less favorable, taken as a whole, to Parent and Merger Sub (in the reasonable judgment of Parent) than those in the Debt Financing Commitments as promptly as practicable following the occurrence of such event, including using reasonable best efforts to enter into definitive agreements with respect thereto. For the avoidance of doubt, in no event shall any Investor be required to provide any financing other than equity financing, which equity shall in no event exceed the amount set forth in its respective Equity Financing Commitments, and in no event shall Parent or Merger Sub be required to (i) seek or obtain equity financing other than the Equity Financing or (ii) pay any fees in excess of those contemplated by the Debt Financing Commitments, or agree to any “market flex” term less favorable to Parent, Merger Sub or the Surviving Corporation than such corresponding market flex term contained in or contemplated by the Debt Financing Commitments (in either case, whether to secure waiver of any conditions contained therein or otherwise). For purposes of this Agreement, “Marketing Period” shall mean the first period of twenty (20) consecutive Business Days throughout which (x) Parent shall have all of the Required Financial Information and during which period such information shall remain compliant in all material respects at all times with the applicable provisions of Regulation S-X and Regulation S-K under the Securities Act, provided, that if the Company shall in good faith reasonably believe it has provided the Required Financial Information, it may deliver to Parent a written notice (stating when it believes it completed such delivery), in which case the Company shall be deemed to have complied with clause (x) above unless Parent in good faith reasonably believes the Company has not completed the delivery of the Required Financial Information (or Parent cannot confirm whether the Company has completed the delivery of the Required Financial Information) and within five (5) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating, to the extent reasonably practicable, which Required Financial Information the Company has not delivered) and (y) the conditions set forth in Section 7.1 and 7.2(c) shall be satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing) and nothing has occurred and no condition exists that would cause any of the other conditions set forth in Section 7.2 to fail to be satisfied, assuming that the Closing Date were to be scheduled for any time during such twenty (20) consecutive Business Day period; provided that if all the conditions set forth in the foregoing clauses (x) and (y) have been satisfied (and continue to be satisfied throughout the twenty (20) consecutive Business Day period), except that the condition set forth in Section 7.1(a) has not been satisfied because the Shareholders Meeting has not yet been held, then the Marketing Period shall commence on the date that is fifteen (15) Business Days prior to the date of the Shareholders Meeting (but, for the avoidance of doubt, shall not end prior to the date that is twenty (20) consecutive Business Days following the commencement of such Marketing Period) provided that there have been no Acquisition Proposals publicly announced (and not publicly withdrawn) as of such time; provided further that if the Marketing Period would not end on or prior to August 19, 2011, the Marketing Period shall commence no earlier than September 6, 2011; provided further that if the Marketing Period would not end on or prior to December 20, 2011, the Marketing Period shall commence no earlier than January 2, 2012; provided further that the Marketing Period will not be deemed to have commenced if prior to the completion of the Marketing Period, (w) the Company’s auditors shall have withdrawn their audit opinion contained in the SEC Reports or the Required Financial Information, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect thereto by the Company’s auditors or another independent public accounting firm reasonably acceptable to Parent, (x) the financial statements included in the Required Financial Information that is available to Parent on the first day of the Marketing Period would not be sufficiently current on any day during such period to satisfy the requirements of Rule 3-12 of Regulation S-X to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such period, in which case the Marketing Period shall not be deemed to commence until the receipt by Parent of updated Required Financial Information that would be required under Rule 3-12 of Regulation S-X to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such new twenty (20) consecutive Business Day period, (y) the Company issues a public statement indicating its intent to restate any historical financial statements of the Company or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period shall not be deemed to commence unless and until such restatement has been completed and the relevant SEC Report or SEC Reports have been amended or the Company has announced that it has concluded that no restatement shall be required in accordance with GAAP or (z) the Company shall have been delinquent in filing any Quarterly Report on Form 10-Q, in which case the Marketing Period will not be deemed to commence unless and until all such delinquencies have been cured; provided that the Marketing Period shall end on any earlier date that is the date on which the Debt Financing is obtained.

(c) Prior to the Closing, the Company shall and shall cause its subsidiaries to, and shall use its reasonable best efforts to cause its respective Representatives to, provide to Parent and Merger Sub, at Parent’s sole expense, all reasonable cooperation reasonably requested by Parent that is necessary in connection with the Financing, including (i) furnishing Parent and Merger Sub and their Financing sources the unaudited consolidated balance sheet of the Company and its subsidiaries and the related statements of income, change in equity and cash flows as of the end of any quarterly period ending after the execution of this Agreement all Company information, financial statements and financial data of the type required in registration statements on Form S-1 by Regulation S-X and Regulation S-K under the Securities Act and of a type and form customarily included in private placements pursuant to Rule 144A under the Securities Act for financings similar to the Financing and subject to exceptions customary for such financings (including, to the extent applicable with respect to such financial statements, the report of the Company’s auditors thereon and including customary “Risk Factors”, “Unaudited Pro Forma Consolidated Financial Information”, “Selected Historical Consolidated Financial Data”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Business”, “Management” and “Certain Relationships and Related Party Transactions” sections of such offering memorandum or other offering document) and including audited financial statements as of December 31, 2009 and 2010, and for each of the fiscal years in the three-year period ended December 31, 2010) and including the other financial data and financial information of the Company and its subsidiaries that are required under Sections 9 and 10 of Exhibit E to the Debt Financing Commitment, and customary pro forma financial statements (information required to be delivered pursuant to this clause (i) being referred to as, the “Required Financial Information”), (ii) participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Financing and senior management and Representatives, with appropriate seniority and expertise, of the Company), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Financing, (iii) assisting with the preparation of customary materials for rating agency presentations, bank information memoranda, offering documents, private placement memoranda and similar documents required in connection with the Financing (including requesting any consents of accountants for use of their reports in any materials relating to the Financing and the delivery of one or more customary representation letters), (iv) using reasonable best efforts to obtain accountants’ comfort letters and legal opinions as reasonably requested by Parent and facilitate the pledging of collateral in connection with the Financing, including, executing and delivering any customary pledge and security documents (including security documents to be filed with the United States Copyright Office and the United States Patent and Trademark Office to register copyrights, patents and trademarks, as applicable, of the Company and its subsidiaries to the extent required in connection with the Financing), currency or interest hedging arrangements or other definitive financing documents or other certificates, legal opinions, surveys, title insurance and documents as may be reasonably requested by Parent (including a certificate of the chief financial officer of the Company with respect to solvency matters as of the Closing, on a pro forma basis), (v) causing the taking of corporate actions (subject to the occurrence of the Closing) by the Company and its subsidiaries reasonably necessary to permit the completion of the Financing, (vi) facilitating the execution and delivery at the Closing of definitive documents related to the Financing on the terms contemplated by the Debt Financing Commitments, (vii) cooperating with consultants or others engaged to undertake field examinations and appraisals, including furnishing information to such persons in respect of accounts receivable, inventory and other applicable assets, (viii) providing to the Financing sources all documentation and other information reasonably requested by such Financing sources that such Financing sources reasonably determine is required by regulatory authorities with respect to the Company under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, (ix) ensuring that any efforts to syndicate the Debt Financing benefit materially from the Company’s existing lending and investment banking relationships, (x) assisting Parent in connection with its amendment of any of the Company’s or its subsidiaries’ hedging, swap or derivative arrangements on terms satisfactory to Parent and (xi) cooperating in procuring, prior to the date that is twenty (20) consecutive Business Days prior to the Closing Date, corporate and facilities ratings for the Debt Financing; provided, however, that nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its subsidiaries. None of the Company or any of its subsidiaries shall be required to take any action that would subject it to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment or incur any other liability or provide or agree to provide any indemnity in connection with the Financing or any of the foregoing, prior to the Effective Time, unless such action is contingent upon the Closing. If the Closing does not occur, Parent shall indemnify and hold harmless the Company, its subsidiaries and the Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Financing (including any action taken in accordance with this Section 6.15(c)) and any information utilized in connection therewith (other than historical information relating to the Company or its subsidiaries or other information furnished by or on behalf of the Company or its subsidiaries). Prior to the Closing, Parent shall from time to time, promptly upon request by the Company, reimburse the Company for all documented and reasonable out-of-pocket costs incurred by the Company or its subsidiaries in connection with this Section 6.15(c). The Company hereby consents to the reasonable use of the Company’s and its subsidiaries’ logos in connection with the Financing, provided that such logos are used in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its subsidiaries or the reputation or goodwill of the Company or any of its subsidiaries.

(d) In no event shall Parent or any of its subsidiaries or affiliates (for purposes of this Section 6.15(d), affiliates shall be deemed to include each direct or indirect investor in Parent) taking action on behalf of or at the direction of any Investor, Parent or Merger Sub, enter into any agreement from and after the date hereof to (i) award any agent, broker, investment banker or financial advisor any financial advisory role on an exclusive basis in connection with the Merger or the transactions contemplated hereby or (ii) prohibit or seek to prohibit any bank or investment bank or other potential provider of debt financing, from providing or seeking to provide debt financing or financial advisory services to any person in connection with a transaction relating to the Company or its subsidiaries in connection with the Merger or the other transactions contemplated hereby.

Section 6.16 Stock Exchange Delisting; De-Registration. The Company shall take all such actions reasonably required prior to the Effective Time to cause the Company’s securities to be de-listed from the NYSE and de-registered under the Exchange Act as soon as reasonably practicable following the Effective Time.

ARTICLE VII

CONDITIONS OF MERGER

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Shareholder Approval. This Agreement shall have been duly approved by holders of Shares constituting the Company Requisite Vote in accordance with applicable law and the Articles of Incorporation and Bylaws of the Company.

(b) Regulatory Consents. (i) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated and any required approvals thereunder shall have been obtained; (ii) the European Commission shall have granted its approval under Council Regulation (EC) No 139/2004 of January 2004 on the control of concentrations between undertakings

(“EUMR”) applicable to the consummation of the Merger; provided that if the European Commission has adopted a decision under Article 9 of the EUMR to refer the Merger in whole or in part to any competent authority of any Member State of the European Union or of the European Economic Area, all such competent authorities in each Member State of the European Union or of the European Economic Area to which the whole or part of the Merger has been referred shall have approved the Merger, or the applicable waiting periods in respect of the Merger shall have expired or been earlier terminated; (iii) if necessary, the Canadian Competition Bureau shall have granted its approval under the Canadian Competition Act, as amended and (iv) if necessary, all consents required under any other Foreign Merger Control Law of the jurisdictions set forth on Section 7.1(b) of the Company Disclosure Schedule shall have been obtained or any applicable waiting period thereunder shall have expired or been terminated.

(c) Orders. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, injunction, judgment or ruling (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits or makes illegal consummation of the Merger (collectively, an “Order”).

Section 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Sections 3.4, 3.8(b), 3.16, 3.21 and 3.22 of this Agreement shall be true and correct as of the Closing Date as though made on and as of such date, (ii) the representations and warranties of the Company set forth in the first, third and last sentences of Section 3.3(b) shall be true and correct in all material respects as of the Closing Date as though made on and as of such date, (iii) the representations and warranties of the Company set forth in Section 3.3(a) shall be true and correct in all respects, except for de minimis inaccuracy, as of the Closing Date and (iv) the other representations and warranties set forth in this Agreement (without giving effect to any materiality or “Material Adverse Effect” qualifications therein) shall be true and correct in all respects as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except, in the case of this clause (iv), where the failure to be true and correct would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. Parent shall have received at the Closing a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that the conditions set forth in this Section 7.2(a) have been satisfied.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to such effect.

(c) CFIUS. If, following any discussions between Parent and CFIUS staff regarding the transactions contemplated by this Agreement, Parent determines that it is desirable for the parties to file a notice pursuant to the Exon-Florio Amendment, any review by CFIUS shall have concluded, the President of the United States of America shall not have taken action to block or prevent the consummation of the transactions contemplated by this Agreement and no requirements or conditions to mitigate any national security concerns shall have been imposed, which requirements or conditions would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole.

Section 7.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of such date, except where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) and (ii) the Company shall have received at the Closing a certificate signed on behalf of Parent by a senior executive officer of Parent to the effect that the conditions set forth in this Section 7.3(a) have been satisfied.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by a senior executive officer of Parent to such effect.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval of this Agreement by the shareholders of the Company referred to in Section 7.1(a), by mutual written consent of the Company and Parent by action of their respective boards of directors.

Section 8.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the respective boards of directors of either Parent or the Company if:

(a) the Merger shall not have been consummated by 11:59 p.m., New York City time on January 30, 2012 (such date, the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 8.2(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, the failure of the Merger to occur on or prior to such date;

(b) the Shareholders Meeting shall have been held and completed and approval of this Agreement by the shareholders of the Company referred to in Section 7.1(a) shall not have been obtained at such Shareholders Meeting or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, the failure of the approval of this Agreement by the shareholders of the Company referred to in Section 7.1(a); or

(c) any Order restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable.

Section 8.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by written notice of the Company by action of the Company Board:

(a) at any time prior to the time the Company Requisite Vote is obtained, if (i) the Company Board authorizes the Company, subject to complying with the terms of this Agreement, including Section 6.5, to enter into one or more Alternative Acquisition Agreements with respect to a Superior Proposal, (ii) immediately prior to or concurrently with the termination of this Agreement the Company, subject to complying with the terms of this Agreement, including Section 6.5, enters into one or more Alternative Acquisition Agreements with respect to a Superior Proposal and (iii) the Company immediately prior to or concurrently with such termination pays to Parent or its designees in immediately available funds any fees required to be paid pursuant to Section 8.5;

(b) if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall be untrue, such that the conditions set forth in Section 7.3(a) or 7.3(b) would not be satisfied and such breach or condition is not curable prior to the Termination Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.3(b) if it is then in breach of this Agreement so as to cause any of the conditions set forth in Section 7.2(a) or 7.2(b) not to be capable of being satisfied; or

(c) if (i) all of the conditions set forth in Sections 7.1 and 7.2 have been and continue to be satisfied or waived (other than those conditions that by their nature cannot be satisfied other than at the Closing), (ii) the Company has confirmed by written notice to Parent of its intention to terminate this Agreement pursuant to this Section 8.3(c) if Parent and Merger Sub fail to consummate the transactions contemplated by this Agreement when required pursuant to Section 1.2 and (iii) Parent and Merger Sub fail to consummate the transactions contemplated by this Agreement within three (3) Business Days of the date the Closing should have occurred pursuant to Section 1.2 and the Company stood ready, willing and able to consummate the Merger through the end of such three (3) Business Day period (for the avoidance of doubt, it being understood during such three (3) Business Day period, Parent shall not be entitled to terminate this Agreement pursuant to Section 8.2(a)).

Section 8.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by written notice of Parent if (a) the Company Board (i) shall have made a Change of Recommendation (whether or not in compliance with Section 6.5), (ii) fails to publicly recommend against a publicly announced Acquisition Proposal, following a request to do so by Parent, by the later to occur of five (5) Business Days prior to the date of the Shareholders Meeting (as such date may have been adjourned or postponed) and five (5) Business Days following such request by Parent (or such shorter period as may exist between the date of the Acquisition Proposal and the date of the Shareholders Meeting), (iii) fails to publicly reaffirm its recommendation of this Agreement within five (5) Business Days after Parent so requests in writing or (iv) shall have publicly announced its intention to do any of the foregoing, (b) the Company enters into an Alternative Acquisition Agreement or (c) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall be untrue, such that the conditions set forth in Section 7.2(a) or 7.2(b) would not be satisfied and such breach is not curable prior to the Termination Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this clause (c) if Parent is then in breach of this Agreement so as to cause any of the conditions set forth in Section 7.3(a) or 7.3(b) not to be capable of being satisfied.

Section 8.5 Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any person on the part of any party hereto (or of any of its subsidiaries, officers or directors or any Parent Related Party); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) except as otherwise provided herein and subject to Section 8.5(d) (including the limitation on liability set forth therein), no such termination shall relieve any party hereto of any liability for damages to the other party hereto resulting from willful and intentional breach of this Agreement and (ii) the provisions set forth in Section 6.13(c), Section 6.15(c), this Section 8.5 and Article IX, the Confidentiality Agreement and the Equity Financing Commitments (to the extent set forth therein) shall survive the termination of this Agreement. For purposes of this Agreement, “willful and intentional breach” shall mean a material breach that is a consequence of an omission by, or act undertaken by or caused by, the breaching party with the knowledge (actual or constructive) that the omission or taking or causing of such act would, or would reasonably be expected to, cause a breach of this Agreement.

(b) In the event that:

(i) (x) this Agreement is terminated pursuant to Section 8.2(a), Section 8.2(b) or Section 8.4(c), (y) any person shall have publicly announced or otherwise communicated (which communication, for purposes of a termination pursuant to Section 8.2(b) of the preceding clause (x) only, shall be public) to the Company Board or the Company’s shareholders an Acquisition Proposal after the date of this Agreement but prior to such termination, which

Acquisition Proposal had not been publicly withdrawn prior to (1) the termination of this Agreement (in connection with a termination pursuant to Section 8.2(a) or Section 8.4(c) of the preceding clause (x)) or (2) the Shareholders Meeting (in connection with a termination pursuant to Section 8.2(b) of the preceding clause (x)), and (z) prior to or within twelve (12) months of such termination the Company shall have entered into a definitive agreement with respect to any Acquisition Proposal or consummated any Acquisition Proposal (in each case whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (y)) (provided that for purposes of this Section 8.5(b)(i), the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”);

(ii) this Agreement is terminated by Parent pursuant to Section 8.4(a) or 8.4(b) (or is terminated by the Company at a time when this Agreement was terminable pursuant to Section 8.4(a) or 8.4(b)); or

(iii) this Agreement is terminated by the Company pursuant to Section 8.3(a);

then the Company shall (A) in the case of clause (i) above, concurrently with the occurrence of the applicable event, (B) in the case of clause (ii) above, no later than three (3) Business Days after the date of such termination and (C) in the case of clause (iii) above, immediately prior to or concurrently with such termination, pay Parent or its designee the Termination Fee (as defined below) by wire transfer of immediately available funds (it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion). “Termination Fee” shall mean (1) an amount equal to $51,800,000 if the Termination Fee becomes payable in connection with the Company entering into an Alternative Acquisition Agreement with an Excluded Party and (2) an amount equal to $155,400,000 in all other circumstances.

(c) In the event that this Agreement is terminated:

(x) by the Company pursuant to Section 8.3(b) and, at such time, all of the conditions set forth in Section 7.1 and 7.2 have been and continue to be satisfied or waived (other than those conditions that by their nature cannot be satisfied other than at Closing) and Parent and Merger Sub fail to consummate the transactions contemplated by this Agreement when the Closing should have occurred pursuant to Section 1.2, or (y) by the Company pursuant to Section 8.3(c), then Parent shall, within three (3) Business Days after the date of such termination, pay or cause to be paid to the Company an amount equal to $317,200,000 (the “Parent Fee”) by wire transfer of immediately available funds (it being understood that in no event shall Parent be required to pay the Parent Fee on more than one occasion).

It is agreed that the Parent Fee is liquidated damages and not a penalty, and the payment of the Parent Fee in the circumstances specified herein is supported by due and sufficient consideration.

(d) The parties acknowledge that the agreements contained in this Section 8.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to Section 8.5(b) or Parent fails to promptly pay the amount due pursuant to Section 8.5(c), and, in order to obtain such payment, Parent or Merger Sub, on the one hand, or the Company, on the other hand, commences a suit that results in a judgment against the Company for the amount set forth in Section 8.5(b) or any portion thereof or a judgment against Parent for the amount set forth in Section 8.5(c) or any portion thereof, the Company shall pay to Parent’s or Merger Sub’s designee, on the one hand, or Parent shall pay to the Company, on the other hand, its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on such amount or portion thereof at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date of payment. Notwithstanding anything to the contrary in this Agreement, (x) the Company’s right to terminate this Agreement and receive the Parent Fee pursuant to this Section 8.5 (including the right to enforce the Equity Financing Commitments with respect thereto) shall, upon full payment to the Company of the Parent Fee, be the sole and exclusive remedy of the Company and its affiliates against Parent, Merger Sub, the Investors, the financing sources under the Debt Financing Commitments and any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, affiliates, affiliated (or commonly advised) funds, employees, representatives, assignees or agents (“Parent Related Parties”) for any loss suffered as a result of any breach of any representation, covenant or agreement in this Agreement or the failure of the Merger to be consummated, or in respect of any oral representation made or alleged to have been made in connection herewith (provided that, for the avoidance of doubt, the parties acknowledge that the foregoing with respect to oral representations in no way limits Section 3.27 or 9.5), in each case, in any circumstance in which the Company is permitted to terminate this Agreement and receive the Parent Fee pursuant to this Section 8.5 and upon payment of such amounts, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that such parties shall remain obligated for, and the Company and its subsidiaries may be entitled to remedies with respect to, the Confidentiality Agreement and any reimbursement obligations of Parent pursuant to the first sentence of this Section 8.5(d)), the Equity Financing Commitments or in respect of oral representations made or alleged to be made in connection herewith or therewith (provided that, for the avoidance of doubt, the parties acknowledge that the foregoing with respect to oral representations in no way limits Section 3.27 or 9.5), whether (to the extent valid under applicable law) in equity or at law, in contract, in tort or otherwise and (y) in connection with any loss suffered as a result of any breach of any representation, covenant or agreement in this Agreement or the failure of the Merger to be consummated, or in respect of any oral representation made or alleged to have been made in connection herewith (provided that, for the avoidance of doubt, the parties acknowledge that the foregoing with respect to oral representations in no way limits Section 3.27 or 9.5), in each case, other than in a circumstance in which the Company is permitted to terminate this Agreement and receive the Parent Fee pursuant to this Section 8.5, the Company agrees that the maximum aggregate liability of Parent and Merger Sub shall be limited to an amount equal to the amount of the Parent Fee, and in no event shall the Company seek to recover any money damages in excess of such amount (except that such parties shall remain obligated for, and the Company and its subsidiaries may be entitled to remedies with respect to, the Confidentiality Agreement). In no event shall the Company seek to recover monetary damages from any Parent Related Party (other than Parent and Merger Sub). Notwithstanding anything to the contrary in this Agreement, (i) Parent shall not be entitled to specific performance under Section 9.10 if the Company has previously paid in full, and Parent or Merger Sub has elected to accept and has accepted, the Termination Fee and (ii) each of Parent and Merger Sub acknowledges and agrees on behalf of itself and its affiliates that if the Termination Fee becomes payable pursuant to Section 8.5 and is paid by the Company pursuant to Section 8.5 and Parent or Merger Sub has elected to accept and has accepted the Termination Fee, the right to receive the Termination Fee, together with reimbursement of any applicable reimbursement obligations pursuant to the first sentence of this Section 8.5(d), shall constitute each of Parent’s and Merger Sub’s and each of their affiliates’ sole and exclusive remedy under this Agreement, and, in such case, the receipt of the Termination Fee shall be deemed to be liquidated damages and not a penalty (and the payment of the Termination Fee in the circumstances specified herein is supported by due and sufficient consideration) for any and all losses or damages suffered or incurred by Parent, Merger Sub and each of their affiliates and any other person in connection with this Agreement (and the termination hereof), the Merger and the other transactions contemplated hereby (and the abandonment or termination thereof) or any matter forming the basis for such termination and none of Parent, Merger Sub, their respective affiliates or any other person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any affiliate of the Company arising out of or in connection with this Agreement, the Merger or any of the other transactions contemplated hereby (or the abandonment or termination thereof) or any matters forming the basis for such termination.

Section 8.6 Expenses. Except as otherwise specifically provided herein, including Section 6.13, Section 6.15 and the first sentence of Section 8.5(d), each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby. Expenses incurred in connection with the printing, filing and mailing of the Proxy Statement shall be borne by the Company.

Section 8.7 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time, whether before or after approval of this Agreement by the shareholders of the Company; provided, however, that, after approval of this Agreement by the shareholders of the Company, no amendment may be made which by law requires the further approval of the shareholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 8.8 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable law, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby and references this Section 8.8 or a waiver under this Agreement. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (a) those covenants and agreements contained herein to the extent that by their terms apply or are to be performed in whole or in part after the Effective Time and (b) those contained in this Article IX.

Section 9.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by registered or certified mail (postage prepaid, return receipt requested), by facsimile or by electronic mail (“email”) transmission (so long as a receipt of such facsimile or email is requested and received and provided that any notice received by facsimile or email on any Business Day after 5:00 p.m. (New York City time) shall be deemed to have been received at 9:00 a.m. (New York City time) on the next Business Day) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub:

c/o Apax Partners, L.P.

601 Lexington Avenue, 53rd Floor

New York, New York 10022

Attention:     Buddy Gumina

Facsimile:     (646) 349-3306

Email: buddy.gumina@apax.com

c/o Canada Pension Plan Investment Board

One Queen Street East, Suite 2600

P.O. Box 101

Toronto, Ontario M5C 2W5

Attention:     Erik Levy

Facsimile:     (416) 868-8684

Email:           elevy@cppib.ca

c/o Public Sector Pension Investment Board

1250 René-Lévesque Blvd. West, Suite 900

Montréal, Québec H3B 4W8

Attention:     First Vice President and Chief Legal Officer

Facsimile:     (514) 937-0403

Email:           legalnotices@investpsp.ca

with an additional copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention:     Robert E. Spatt, Esq.

         Ryerson Symons, Esq.

Facsimile:     (212) 455-2502

Email:           rspatt@stblaw.com

   rsymons@stblaw.com

(b)	if to the Company:

Kinetic Concepts, Inc.

8023 Vantage Drive

San Antonio, Texas 78230

Attention:     John T. Bibb

Facsimile:     (210) 255-6990

Email:           John.Bibb@kci1.com

with an additional copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

155 North Wacker Drive

Chicago, IL 60606

Attention:     Charles W. Mulaney, Jr.

         Shilpi Gupta

Facsimile:     (312) 407-0411

Email:           Charles.Mulaney@skadden.com

   Shilpi.Gupta@skadden.com

Section 9.3 Certain Definitions. For purposes of this Agreement, the term:

(a) “affiliate” of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

(b) “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal and state, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition;

(c) “beneficially owned” with respect to any Shares has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act;

(d) “Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by law to close in New York, New York;

(e) “Competent Authority” means the body which has the authority to act on behalf of a European Union (EU) member state to ensure that the requirements of the medical device directives are carried out in that particular member state;

(f) “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

(g) “Convertible Notes” means the Company’s 3.25% Convertible Senior Notes due 2015;

(h) “Credit Agreement” means the Credit Agreement, dated as of January 7, 2011, among the Company, LifeCell Corporation, KCI USA, Inc. the lenders party thereto, and Bank of America, N.A., as administrative agent for the lenders;

(i) “FDA” means the United States Food and Drug Administration and any successor agency thereto;

(j) “FDA Laws” means all laws administered by FDA or any Foreign Regulatory Entity;

(k) “Foreign Regulatory Entity” means Competent Authority, Notified Body or other comparable foreign governmental or non-governmental regulatory entities;

(l) “Healthcare Governmental Entity” means the Office of the Inspector General of the Department of Health and Human Services, the Center for Medicare and Medicaid and any governmental contractor (or other person acting in a similar capacity) acting on behalf of the foregoing.

(m) “Healthcare Law” means any of the following: (i) Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh (the Medicare statute), including specifically, the Limitations on Certain Physician Referrals, 42 U.S.C. § 1395nn and the regulations promulgated thereunder; (ii) Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v (the Medicaid statute) and the regulations promulgated thereunder; (iii) TRICARE, 10 U.S.C. § 1071 et seq. and the regulations promulgated thereunder; (iv) the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b) and the regulations promulgated thereunder; (v) the False Claims Act, 31 U.S.C. §§ 3729-3733 and the regulations promulgated thereunder; (vi) the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812 and the regulations promulgated thereunder; (vii) the Anti-Kickback Act of 1986, 41 U.S.C. §§ 51-58 and the regulations promulgated thereunder and (viii) all similar state, local, and foreign laws applicable to the Company, including laws relating to fraud and abuse, patient charges, timely repayment of overpayments, recordkeeping, and referrals;

(n) “Intellectual Property” means United States and foreign intellectual property, including all of the following to the extent subject to protection under applicable law (i) (a) patents, inventions, processes, developments, technology and know-how, (b) copyrights, including copyrights in and works of authorship in any media, including graphics, advertising materials, labels, package designs and photographs, (c) trademarks, service marks, trade names, brand names, domain names, logos, trade dress and other source indicators and (d) trade secrets, confidential, proprietary or non-public information and (ii) all registrations, applications renewals, extensions, substitutions, continuations, continuations-in-part, divisions, re-issues, re-examinations, foreign counterparts or similar legal protections related thereto;

(o) “knowledge” (i) with respect to the Company means the actual knowledge of the persons listed on Section 9.3(o) of the Company Disclosure Schedule assuming such persons have made due inquiry of the employees with direct responsibility for the subject matter to which such knowledge relates and (ii) with respect to Parent or Merger Sub means the actual knowledge of the persons listed on Section 9.3(o) of the Parent Disclosure Schedule assuming such persons have made due inquiry of the employees with direct responsibility for the subject matter to which such knowledge relates.

(p) “law” means any and all domestic (federal, state, provincial or local) or foreign laws, rules, regulations, guidance documents, orders, judgments or decrees promulgated by any Governmental Entity;

(q) “Material Adverse Effect” means any event, change, occurrence, development or effect that, individually or in the aggregate, would have or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole, other than any event, change, occurrence, development or effect resulting from (i) changes in general economic, financial market, business or geopolitical conditions, (ii) changes or developments generally applicable to any of the industries and markets in which the Company or its subsidiaries operate, (iii) changes in any applicable laws or regulations or GAAP (or interpretations thereof), (iv) any change in the price or trading volume of the Shares, or the credit rating of the Company, in each case in and of itself (provided, that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (v) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (vi) any outbreak or escalation of hostilities or war (whether or not declared), military actions or the escalation thereof, or any act of sabotage or terrorism or any natural disasters, (vii) the announcement of this Agreement and the transactions contemplated hereby (provided, that the exceptions in this clause (vii) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 3.5), (viii) any action required by this Agreement or taken at the request of Parent or Merger Sub or (ix) any shareholder or derivative litigation arising from allegations of a breach of fiduciary duty relating to this Agreement or the transactions contemplated hereby, except in the case of each of clauses (i) through (iii) and (vi), to the extent such events, changes, occurrences, developments or effects have, individually or in the aggregate, a disproportionate impact on the Company and its subsidiaries, taken as a whole, relative to other industry participants (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Material Adverse Effect);

(r) “Notified Body” means a certification organization, which the Competent Authority of an EU member state designates to carry out one or more of the conformity assessment procedures according to the medical device directives;

(s) “Permitted Liens” means (i) any Liens for Taxes not yet delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves (based on good faith estimates of management) have been established in the applicable financial statements in accordance with GAAP, (ii) mechanics’, materialmens’, carriers’, workers’, landlords’, repairmens’, warehousemens’, and other similar Liens arising or incurred in the ordinary and usual course of business and consistent with past practice or with respect to liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate proceedings and adequate reserves (based on good faith estimates of management) have been set aside for the payment thereof, (iii) Liens imposed or promulgated by applicable law or any Governmental Entity with respect to real property, including zoning, building, or similar restrictions, (iv) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (v) easements (including conservation easements and similar commitments to forego development), covenants, conditions, restrictions, reservations, rights, claims, rights-of-way and other similar Liens, provided in each case, that such Liens do not in the aggregate materially interfere with the continued use of the property for the purposes for which the property is currently being used by the Company or its subsidiaries and (vi) Liens securing the obligations of the Company and its subsidiaries under the Credit Agreement.

(t) “person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, or other entity;

(u) “Registrations” means authorizations, approvals, clearances, licenses, permits, certificates, or exemptions issued or recognized by any Governmental Entity (including premarket notifications or 510(k) clearances, pre-market approvals, investigational device exemptions, product recertifications, manufacturing approvals and authorizations, CE Marks, pricing and reimbursement approvals, labeling approvals, distributor or wholesale licenses or permits, registration notifications or their foreign equivalents) held by the Company and any subsidiary immediately prior to the Closing, that are required for the research, development, manufacture, distribution, marketing, storage, transportation, use or sale of the Company’s and any of its subsidiaries’ products;

(v) “Significant Subsidiaries” means “significant subsidiary,” as such term is defined in Regulation S-X promulgated by the SEC;

(w) “subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity;

(x) “Tax Return” shall mean any return, report or statement (including information returns) required to be filed with or provided to any Governmental Entity or other person, or maintained, with respect to Taxes, including any schedule or attachment thereto or amendment thereof; and

(y) “Taxes” shall mean any taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity, domestic or foreign.

Section 9.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible. Notwithstanding the foregoing, the parties intend that the provisions of Article VIII, including the remedies, and limitations thereon, be construed as integral provisions of this Agreement and that such provisions, remedies and limitations shall not be severable in any manner that diminishes a party’s rights hereunder or increases a party’s liability or obligations hereunder or under the Financing Commitments.

Section 9.5 Entire Agreement; Assignment. This Agreement (including the Exhibits hereto), the Company Disclosure Schedule, the Parent Disclosure Schedule, the Equity Financing Commitments and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (by operation of law or otherwise) without the prior written consent of each of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective permitted successors and assigns.

Section 9.6 Parties in Interest. Except as provided in Section 6.7 and this Section 9.6, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein other than, if the Effective Time occurs, the right of (a) the Company’s shareholders to receive the Merger Consideration pursuant to Article II and (b) the holders of Company Stock Options, Restricted Shares and RSUs to receive the amounts specified in Section 2.2. The parties hereto further agree that the rights of third party beneficiaries under Section 6.7 shall not arise unless and until the Effective Time occurs. In addition, financing sources under the Debt Financing Commitments and their respective affiliates shall be considered third party beneficiaries with respect to Section 8.5(a), Section 8.5(c), Section 8.5(d), Section 9.4, Section 9.11 and Section 9.13 and Parent Related Parties shall be considered third party beneficiaries with respect to Section 8.5(d) and Section 9.14. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.8 without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.7 Governing Law. This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement hereof and thereof, shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to choice of law principles thereof), except to the extent that the provisions of the TBOC are applicable, in which case the TBOC shall apply.

Section 9.8 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.9 Counterparts. This Agreement may be executed and delivered (including by facsimile, “.pdf,” or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.10 Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate the Merger) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity; provided that the Company shall be entitled to seek specific performance as a third party beneficiary of Parent’s rights against the Investors under the Equity Financing Commitments that relate to the equity commitment relating to a portion of the Merger Consideration, subject to the terms thereof, and to cause Parent and/or Merger Sub to draw down the full proceeds of the Equity Financing and to cause Parent or Merger Sub to consummate the transactions contemplated hereby, including to effect the Closing in accordance with Section 1.2, on the terms and subject to the conditions in this Agreement, if, but only if: (A) all conditions in Sections 7.1 and 7.2 (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, (B) Parent and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2, (C) the Debt Financing (or, if alternative financing is being used in accordance with Section 6.15, pursuant to the commitments with respect thereto) has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing and (D) the Company has irrevocably confirmed that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing will occur. Notwithstanding anything herein to the contrary, it is hereby acknowledged and agreed that the Company shall be entitled to seek specific performance to cause Parent and Merger Sub to enforce, including against anticipatory breach, the obligations of the lenders to fund the Debt Financing under the Debt Financing Commitment, but only in the event that each of the following conditions has been satisfied: (i) all of the conditions set forth in Sections 7.1 and 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing), and Parent and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2 and (ii) all of the conditions to the consummation of the financing provided by the Debt Financing Commitment (or, if alternative financing is being used in accordance with Section 6.15, pursuant to the commitments with respect thereto) have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing). Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) either party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. For the avoidance of doubt, under no circumstances will the Company be entitled to monetary damages in excess of the aggregate amount of the Parent Fee.

Section 9.11 Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, of any Delaware state or federal court within the State of Delaware), in the event any dispute arises out of this Agreement, any of the transactions contemplated by this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement hereof and thereof, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) except as set forth below, agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Delaware state or federal courts within the State of Delaware, as described above, and (d) consents to service being made through the notice procedures set forth in Section 9.2. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.2 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby. The parties hereby further agree that New York state or United States Federal courts sitting in the borough of Manhattan, City of New York shall have exclusive jurisdiction over any action brought against any financing source under the Debt Financing Commitments or any of their respective affiliates in connection with the transactions contemplated under this Agreement.

Section 9.12 Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 9.13 WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING ANY SUCH ACTION INVOLVING THE FINANCING SOURCES UNDER THE DEBT FINANCING COMMITMENTS OR ANY OF THEIR RESPECTIVE AFFILIATES) OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF AND THEREOF.

Section 9.14 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no other Parent Related Party that is not a party hereto (other than the Investors to the extent set forth in the Equity Financing Commitments) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether (to the extent valid under applicable law) in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith (provided that, for the avoidance of doubt, the parties acknowledge that the foregoing with respect to oral representations in no way limits Section 3.27 or 9.5). In no event shall the Company or any of its affiliates, and the Company agrees not to and to cause its controlled affiliates not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Parent Related Party not a party to this Agreement (other than to the extent set forth in the Equity Financing Commitments).

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

KINETIC CONCEPTS, INC.

By:	/s/ Catherine M. Burzik
Name: Catherine M. Burzik
Title: President and Chief Executive Officer

CHIRON HOLDINGS, INC.

By:	/s/ Buddy Gumina
Name: Buddy Gumina
Title: President

CHIRON MERGER SUB, INC.

By:	/s/ Buddy Gumina
Name: Buddy Gumina
Title: President